As Filed with the Securities and Exchange commission on August 22, 2006
Registration No. 333-135377

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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Global Matrechs, Inc.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	58-2153309 (I.R.S. employer identification number)

90 Grove Street, Suite 201
Ridgefield, CT 06877
(203) 431-6665
(Address and telephone number of principal executive offices)

Michael Sheppard
Chief Executive Officer, President, and Acting Chief Financial Officer
90 Grove Street, Suite 201
Ridgefield, CT 06877
(203) 431-6665
(Name, address and telephone number of agent for service)

Copies to:
David A. Broadwin, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000
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Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION DATED AUGUST 22, 2006

10,588,636 shares of common stock of

GLOBAL MATRECHS, INC.

This prospectus relates to the sale of up to (i) 10,525,000 shares of our common stock by Brittany Capital Management Limited, which shares may from time to time be issued pursuant to our Private Equity Credit Agreement dated January 10, 2006 (the “Private Equity Credit Agreement”) and (ii) 63,636 shares of our common stock issued to Econ Corporate Services, Inc.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Private Equity Credit Agreement. All costs associated with this registration statement will be borne by us.

The selling stockholders may sell the shares offered under to this prospectus from time to time, directly or through agents, underwriters or dealers, on terms to be determined at the time of sale at prices determined by the prevailing market price or in negotiated transactions. Our common stock is quoted on the Over The Counter Bulletin Board under the symbol “GBMR.” On August 7, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $0.05 per share.

Brittany Capital Management Limited is an “underwriter” under the Securities Act of 1933, as amended, in connection with the sale of common stock issuable pursuant to our Private Equity Credit Agreement. Under this agreement, after our delivery of a notice of our intent to put shares, Brittany Capital Management Limited will pay us, in two equal installments, the amount of the draw-down we request in exchange for a number of shares equal to 92% of the average of three closing bid prices during the applicable valuation period preceding the date on which the installment is completed. The 8% discount on the purchase of common stock to be received by Brittany Capital Management is underwriting discount. We are required to pay Southridge Investment Group, LLC, formerly Greenfield Capital Partners LLC, a registered broker-dealer, as compensation for services relating to the establishment of the Private Equity Credit Agreement, a cash fee equal to 1% of the amounts, if any, we may draw down under the agreement.

No other underwriter or person has been engaged to facilitate the sale of common stock in this offering. This offering of shares issuable under the Private Equity Credit Agreement will terminate 36 months after the registration statement of which this prospectus forms a part is declared effective by the Securities and Exchange Commission.

Investing in our common stock involves a high degree of risk. See Risk Factors beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 22, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4

RISK FACTORS	7

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	13

MARKET RANGE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	14

SELLING STOCKHOLDERS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16

DIRECTORS AND EXECUTIVE OFFICERS	37

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42

DESCRIPTION OF SECURITIES	43

PLAN OF DISTRIBUTION	46

AVAILABLE INFORMATION	48

LEGAL MATTERS	48

EXPERTS	48

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The information in this prospectus reflects our 1-for-20 reverse stock split effective as of May 26, 2006.
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The selling stockholders are offering and selling shares of our common stock only to those persons and in those in jurisdictions where these offers and sales are permitted.
________________

The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

________________

In this prospectus, “Global Matrechs,” “the Company,” “we,” “us” and “our” refer to Global Matrechs, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires; “Greenfield” refers to Greenfield Capital Partners, LLC and “Brittany” refers to Brittany Capital Management Limited.

This prospectus contains trademarks, service marks and registered marks of Global Matrechs, Inc. and its subsidiaries and other companies, as indicated. Unless otherwise provided in this prospectus, as amended and supplemented from time to time, trademarks identified by (R) and (TM) are registered trademarks or trademarks, respectively, of Global Matrechs, Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.

Our executive offices are located at 90 Grove Street, Suite 201, Ridgefield, CT 06877, and our phone number is (203) 431-6665.

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PROSPECTUS SUMMARY

The following summary highlights material aspects of this offering. It may not contain all of the information that is important to you. You should read this summary together with the more detailed information regarding this offering, our company, and our financial statements appearing elsewhere in this prospectus, including the “Risk Factors” beginning on page 7 before making an investment decision.

GLOBAL MATRECHS, INC.
Who We Are

We are the successor to a variety of businesses dating back to 1994. We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this registration statement.

Prior to May 31, 2004, we derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. On May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business. We have kept a 15% interest in the surviving entity. As a result of this sale, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd under a licensing agreement dated May 22, 2003.

On December 31, 2004, we completed the acquisition of True to Form, Limited (“True to Form”), a maker of specialized lighting products for a range of markets. On December 29, 2005, we completed the sale of True to Form back to its original owner. Our primary source of operating revenue had been, prior to this sale, the specialty lighting group. However, during the first three quarters of 2005, True to Form was unprofitable and incompatable with the our current strategic focus. As a result of the sale of True to Form, we have once again narrowed the focus of our business to marketing the technologies we currently license from Eurotech.

Our Business

As noted above, our current business focus is marketing and selling the technologies we license from Eurotech to manufacturers and other parties. These technologies include:

•    NUCAP(TM), formerly called EKOR(TM), a silicon based elastomer developed in Moscow, Russia for the purposes of long term isolation of radioactive or otherwise hazardous materials.

•    HNIPU, a hybrid polyurethane with uses in a number of industrial application contexts such as: manufacturing automotive components, paints, foams, plastics and truck bed liners; aerospace sealants, industrial adhesives, coatings, flooring, and glues; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products.

We also license several other technologies relating to hazardous materials handling, electromagnetic radiography, and chemical processing. We are currently seeking manufacturing partners for these products.

We have received some small commercial orders, but to date, derived no significant revenue from the technologies we license from Eurotech. The development and commercialization of NuCap(TM), HNIPU and the other technologies we license will depend largely on the success of our marketing efforts and our ability to identify manufacturing partners, and we cannot be certain that we will be able to conduct our activities in a way that builds interest in these products, or that any interest we do build will result in revenue to us. Furthermore, even if these licensed technologies do become a source of revenue for us, there is no guarantee such revenue will be sufficient to offset our administrative costs. Although the exclusive focus of our business is on the marketing of these licensed technologies, there can be no assurance that these efforts will succeed.

Financial Condition

We have a history of losses. We have incurred operating losses since inception and had accumulated deficits of $37,050,378 as of June 30, 2006 and $36,471,554 as of December 31, 2005. We incurred net losses of $578,823, which included the reversal of $698,000 in accrued penalties related to the amendments of Certain Convertible Promissory Notes for the six months ended June 30, 2006 and $6,109,806 for the fiscal year ended December 31, 2005. Consequently, we will in all likelihood have to rely on external financing for all of our capital requirements. We expect to incur additional losses during the current fiscal year, and we expect to incur additional losses thereafter unless we successfully implement our business plan. Even if we do successfully implement our business plan, there can be no assurance that we will be profitable.

Going Concern Opinion

The report of our independent registered public accounting firm dated March 27, 2006 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding, which will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. To date, we have funded our operations through equity investments and issuances of debt.

THE OFFERING

Issuer:	Global Matrechs, Inc.

Securities Offered:	10,588,636 shares of our common stock

OTC Symbol:	GBMR

Use of Proceeds:
We will not receive any of the proceeds from the sale by any selling stockholders of the common stock. We intend to use any proceeds we receive from the sale of shares of our common stock to Brittany under the Private Equity Credit Agreement for general corporate purposes.

Offering Price:	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions

Risk Factors:	You should read the “Risk Factors” section beginning on page 7 to understand the risks associated with an investment in our common stock

Total Shares of Our Common Stock Outstanding as of August 15, 2006:	21,053,401

The selling stockholder or will acquire the shares of common stock covered by this registration statement in connection with the Private Equity Credit Agreement described below.

PRIVATE EQUITY CREDIT AGREEMENT

This summary highlights material information regarding the terms of this agreement. For a detailed description of this agreement, please refer to the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Private Equity Credit Agreement.” We also urge you to refer to our current report on Form 8-K filed with the SEC on January 13, 2006 and the Private Equity Credit Agreement filed as an exhibit thereto, and to obtain and read carefully copies of these reports and documents before making an investment decision. This current report and these agreements contain material information and are publicly available on the SEC’s web site at www.sec.gov.

Overview. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to an aggregate $15 million, from time to time at our discretion, in exchange for shares of our common stock, of which we have already drawn $539,123.86. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied over the course of a commitment period extending 36 months after the effective date of the registration statement of which this prospectus forms a part.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum. If we were to require Brittany to purchase all 10,525,000 of the shares of common stock being offered under this prospectus, based on the closing price per share of our common stock as reported on August 7, 2006, $0.05, we would receive gross proceeds of approximately $526,250.

Number of shares issuable under the Private Equity Credit Agreement.  We cannot predict the actual number of shares of common stock that may be issued under the Private Equity Credit Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. As of August 7, 2006, we had put an aggregate 99,999,333 shares to Brittany under the equity line and received an aggregate $539,123.86 in gross proceeds from Brittany for those shares. Based on the closing price of our stock of $.05 on August 7, 2006, we would have to issue to Brittany approximately 289,218,000 shares of our common stock in order to draw down the remaining $14,460,876 million available to us under the Private Equity Credit Agreement as of August 7, 2006.

This registration statement covers the resale of only 10,525,000 shares we may issue under the agreement in the event that these shares are insufficient to draw down the entire amount available to us under the agreement. If we desire to draw down amounts under the Private Equity Credit Agreement after we have exhausted the shares offered under this prospectus, we will have to file a new registration statement to register the additional shares that we would issue for these further draws.

Dilution. The issuance and sale of shares under the Private Equity Credit Agreement has had and will continue to have a significant dilutive impact on our stockholders for several reasons, including the following:

·    The lower our stock price is, the more shares we would have to issue for a given draw down amount.

·    The shares we may issue under the Private Equity Credit Agreement are at a discount to the market price.

·    The issuance of shares under the agreement will increase the number of shares we have outstanding, and their subsequent resale will increase the number of freely tradable shares in the market.

Recent Developments

Amendment of Convertible Promissory Notes

On May 24, 2006, we entered into an agreement to amend the terms of the promissory notes issued to MacNab LLC and Southridge Partners, LP. Under the terms of the amendment, we have, among other things, modified the conversion price from a fixed rate of $.60 per share to a variable rate based on 80% of the market price of our common stock and eliminated a provision which permitted the holder to force us to repurchase its note at a 40% premium over the outstanding principal in the event shares of our common stock trade below $.60 for 10 consecutive trading days. While we believe that this amendment was in the best interests of the company, stockholders will be subject to significant dilution of their shares of common stock in the event our stock price declines. A description of this amendment and its effect on our capitalization is set forth in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading "Liquidity and Capital Resources."

Increase in Authorized Shares Available for Issuance

We received shareholder approval to increase the number of shares of common stock authorized for issuance under our certificate of incorporation from 300,000,000 to 900,000,000. On April 28, 2006, we amended our certificate of incorporation to effect that increase. We also received authorization from our shareholders to effect a reverse split of our common stock (which would have the effect of decreasing the number of shares outstanding and, thereby, increase the number of shares available for issuance) at a series of ratios, at the discretion of our board of directors. On May 26, 2006, pursuant to the approval of our shareholders, we effected a reverse split of our common stock at a ratio of 1:20. Both the increase in the number of shares authorized for issuance under our charter and the reverse stock split are likely to result in dilution to our existing shareholders.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses, and there is no assurance we will achieve profitability in the future. If we cannot obtain additional capital required to fund our operations and finance our growth, our business will suffer.

We have a history of operating losses. During the six months ended June 30, 2006, we recorded a net loss of $578,823. During the fiscal years ended December 31, 2005, and December 31, 2004, we recorded net losses available to common stockholders of $6,109,806 and $2,998,429, respectively. We had accumulated deficits of $37,050,378 and $36,471,554 as of June 30, 2006 and December 31, 2005, respectively. If we continue to experience operating losses, an investment in our common stock is at risk of being lost. We cannot predict when, or if, we will ever achieve profitability. The continued development of our current technologies or acquisitions of new technologies will require additional capital. If we are unable to generate additional capital through our operations, we will be required to resort to financing activities. We may be unable to obtain additional funds in a timely manner or on acceptable terms, which would render us unable to fund our operations or expand our business.

If we are unable to obtain capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans. Although we have been successful in the past in obtaining financing for working capital and capital expenditures, we will have ongoing capital needs as we expand our business. Our inability to obtain adequate financing will result in the need to curtail business operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we raise additional funds through the sale of equity or convertible securities,

·    the ownership percentage of our common stock will be reduced;

·    the value of our stock may be diluted;

·    we may issue securities that have rights, preferences and privileges senior to our common stock; and

·    the terms of any additional indebtedness may include restrictive financial and operating covenants that would limit our ability to compete and expand, thereby increasing the price of our stock.

 We have a going concern qualification in the report by our independent registered public accounting firm for our financial statements for the year ended December 31, 2005, which may make capital raising difficult and may require us to scale back or cease operations.

The report of our independent registered public accounting firm dated March 27, 2006 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The management of our finances and the quality and timeliness of our financial reporting may be adversely affected if we are unable to increase the size and capabilities of our internal administrative and finance function as our business grows.

We have engaged an outside accounting firm (other than our independent registered public accounting firm) to provide financial management and accounting services on a temporary basis. If we are unable to retain sufficient financial management and accounting services on a cost-effective basis, our ability to effectively manage our finances and the quality and timeliness of our financial reporting could be adversely affected.

We are currently dependent upon external financing (including our Private Equity Credit Agreement with Brittany Capital Management) to fund our operations and may not be able to access sufficient funds when needed. As a result, our business may suffer.

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Private Equity Credit Agreement dated January 10, 2006 with Brittany Capital Management. We are registering the resale of 10,525,000 shares of common stock we may issue under this agreement pursuant to the registration statement of which this prospectus forms a part.

The number of shares we have to issue for a given draw down under the Private Equity Credit Agreement has an inverse relationship to our market price. Therefore, the lower our market price, the less we will be able to raise by issuing the 10,525,000 shares covered by this prospectus. In the event we have additional financing needs after we have exhausted the shares being registered under the registration statement, we will need to find alternative methods of financing our operations or registering additional shares to be issued under the Private Equity Credit Agreement.

In addition, our access to funds under the Private Equity Credit Agreement may be limited by the following factors:

·    Maximum Put Amount. The maximum amount of each put is equal to the lesser of (a) $500,000, or (b) 500% percent of the weighted average volume for the 20 trading days immediately preceding the put date.

·    9.99% Cap. Our Private Equity Credit Agreement provides that in no event shall the number of shares issuable to Brittany cause it to own in excess of 9.99% of the then outstanding shares of our common stock. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed.

We face intense competition, which could result in lower revenues and higher research and development expenditures and could adversely affect our results of operations.

If we do not develop or acquire new and enhanced products, or if we are not able to invest adequately in our research and development activities, our business, financial condition and results of operations could be negatively impacted. Many of our competitors have significantly more cash and resources than we have. Our competitors may introduce products that are competitively priced, have increased performance or functionality, or incorporate technological advances that we have not yet developed or implemented. To remain competitive, we must continue to develop, market and sell new and enhanced systems and products at competitive prices, which will require significant research and development expenditures.

If we cannot effectively manage our growth, our business may suffer.

Recently, we have expanded our operations to pursue existing and potential new market opportunities. This growth has placed, and is expected to continue to place, a strain on our personnel, management, financial and other resources. To manage our growth effectively, we must, among other things:

·    successfully attract, train, motivate and manage a larger number of employees for sales and customer support activities;

·    control working capital requirements; and

·    improve the efficiency of our operating, administrative, financial and accounting systems, procedures and controls.

If we fail to manage our growth properly, we may incur unnecessary expenses and the efficiency of our operations may decline.

We may be unable to hire and retain the skilled personnel we need to expand our operations.

To meet our growth objectives, we must attract and retain highly skilled technical, operational, managerial and sales and marketing personnel. If we fail to attract and retain the necessary personnel, we may be unable to achieve our business objectives and may lose our competitive position, which could lead to a significant decline in net sales. We face significant competition for these skilled professionals from other companies, research and academic institutions, government entities and other organizations.

Our success depends on the services of our executive officers and key employees.

We depend upon the continued services of our senior management for our continued success. The loss of any member of senior management could have a serious negative impact upon our business and operating results. We can provide no assurances that we will be able to retain our senior management or other key personnel.

Our business may suffer if we cannot protect our proprietary technology.

Our ability to compete depends significantly upon our trade secrets and our other proprietary technology. We have filed patents in connection with HNIPU and have a trade secret on NuCap(TM). These steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us. Existing trade secrets, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or the development of competing technology could seriously harm our competitive position, which could lead to a substantial reduction in net sales.

If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, distract the attention of management, and there can be no assurance that we would prevail.

Claims by others that we infringe their intellectual property rights could harm our business and financial condition.

Our industries are characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not conduct exhaustive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

We believe that Brittany intends to sell their shares of common stock in the market, which sales may cause our stock price to decline.

If we issue to Brittany, and Brittany resells into the public market, all or any portion of the 10,525,000 shares of common stock we covered by this prospectus (both of which we expect to occur), our stock price may decline. Specifically,

·    Existing stockholders will experience substantial dilution if we draw down the maximum amount of shares of common stock registered (approximately fifty percent of the number of shares outstanding as of August 7, 2006). Although the Private Equity

Credit Agreement does not permit puts where Brittany would, after giving effect to the put, own shares in excess of 4.9% of our outstanding common, we issue the number of shares above from time to time as Brittany resells shares pursuant to this prospectus. The risk associated with the possible sale of a large number of shares issued under the equity line could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline.

·    Because Brittany is purchasing our shares at a discount, it will have an incentive to sell immediately so that it can realize a gain on the difference. If our common stock market price does decline, this could further accelerate sales of our common stock.

·    To the extent Brittany sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Brittany to sell greater amounts of common stock, the sales of which would further depress the stock price.

·    Actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the Private Equity Credit Agreement could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

Existing stockholders will experience significant dilution from our sale of shares under the Private Equity Credit Agreement, the conversion of notes and preferred stock, and the exercise of warrants.

To date, we have funded our operations through equity investments and issuances of debt. Stockholders will experience substantial dilution as a result of our agreements with our investors. The number of shares issuable under some of these arrangements is indeterminate. The issuance and sale of common stock to our investors will reduce the ownership interest of our existing stockholders in our company, and may depress the value of our common stock. In addition, the subsequent resale by the investors of those shares may further reduce our share price.

Our stockholders may be subject to significant dilution of their shares of common stock in the event of a decline in our stock price.

We recently amended the terms of the promissory notes issued to MacNab LLC (now held by Aberdeen Avenue LLC) and Southridge Partners, LP. Under the terms of the amendment, we have modified the conversion price so that the outstanding principal and interest of each note is convertible into shares of our common stock at a price per share equal to 80% of the average of the seven lowest closing market prices of our common stock out of the ten trading days immediately preceding any such conversion. The notes had previously been convertible at a fixed rate of $.40 per share. We have also eliminated a provision permitting the holder to force us to repurchase its note at a 40% premium over the outstanding principal in the event the shares of our common stock trade below $.60 for 10 consecutive trading days. As a result, the stockholders are subject to significant dilution of their shares of common stock in the event our stock price declines.

If an active and liquid market for our common stock does not develop, or is not sustained, it may be difficult for investors to resell their shares. As a result, they may not be able to sell their shares when they want.

Our common stock is not traded on a registered securities exchange and we do not meet the initial listing criteria for any registered securities exchange or the NASDAQ Capital Market. It is quoted on the less-recognized OTC Bulletin Board. This factor may impair an investor’s ability to sell his shares when he wants and/or could depress our stock price. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be reduced. These factors could result in lower prices and larger spreads in the bids and ask prices for our shares. Due to the current price of our common stock, many brokerage firms may not be willing to effect transactions in our securities, particularly because of an SEC rule imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). These factors severely limit the liquidity of our common stock and likely have a material adverse effect on our market price and on our ability to raise additional capital. We cannot predict the extent to which investor interest in our stock, if any, will lead to an increase in our market price or the development of a more active trading market or how liquid that market might become.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell these shares due to suitability and disclosure requirements.

Due to the current price of our common stock, $0.05 as of August 7, 2006, many brokerage firms may not be willing to effect transactions in its securities, particularly because low-priced securities are subject to SEC rules (referred to as the “penny stock rules”) imposing additional sales requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share).

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for Global Matrechs common stock as it is subject to these penny stock rules. These rules severely limit the liquidity, if any, of our common stock, and would likely have a material adverse effect on its market price and on our ability to raise additional capital.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC may require by rule or regulation.

In addition, the broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

Finally, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, brokers and traders. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We cannot predict the extent to which investor interest in our common stock or a business combination, if any, will lead to an increase in its market price or the development of an active trading market or how liquid that market, if any, might become.

The market price of our common stock may be volatile.

Our stock price has been volatile. From January 1, 2004 to August 7, 2006, the trading price of our common stock ranged from $3.00 to $0.045. Many factors may cause the market price of our common stock to fluctuate, including:

·    variations in our quarterly results of operations;

·    the introduction of new products by us or our competitors;

·    acquisitions or strategic alliances involving us or our competitors;

·    future sales of shares of common stock in the public market; and

·    market conditions in our industries and the economy as a whole.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. When the market price of a company’s stock drops significantly, stockholders often institute securities class action litigation against that company. Any litigation against us could cause us to incur substantial costs, divert the time and attention of our management and other resources or otherwise harm our business.

We can provide no assurance that the financing sources described above, or any other financing that we may obtain in the future (if we are able to obtain financing from any other sources, and we can provide no assurances that we will be able to obtain any such financing), will enable us to sustain our operations. The aforementioned factors raise substantial doubt about our ability to continue as a going concern. The financial statements included herein have been prepared assuming we are a going concern and do not include any adjustments that might result should we be unable to continue as a going concern.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have not paid dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future. In addition, before we may pay any dividends with respect to our common stock, we must pay the holders of our preferred stock an equivalent dividend. If we determine that we are in the position to declare a dividend, the amount of the dividend we ultimately declare may be substantially reduced as the result of our obligations under the terms of our preferred stock.

The sale of material amounts of common stock under our registration statement could encourage short sales by third parties and further depress the price of our common stock.

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Private Equity Credit Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

Our charter, bylaws and Delaware law may deter takeovers.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could have an anti-takeover effect and discourage, delay or prevent a change in control or an acquisition that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for our stockholders to take some corporate actions, including the election of directors. These provisions relate to:

·    the ability of our board of directors to issue preferred stock, and determine its terms, without a stockholder vote;

·    the classification of our board of directors, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders;

·    the limitation that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote; and

·    advance notice requirements for stockholder proposals and director nominations.

RISKS RELATING TO CORPORATE GOVERNANCE

We are not subject to the same corporate governance standards as listed companies. This may affect market confidence and company performance. As a result, our business could be harmed and the price of our stock could decrease.

Registered exchanges and the Nasdaq National Market have adopted enhanced corporate governance requirements that apply to issuers that list their securities on those markets. These standards deal with the rights and responsibilities of a company’s management, its board, shareholders and various stakeholders. How well companies are run may affect market confidence as well as company performance. Our common stock is quoted on the OTC Bulletin Board, which does not have comparable requirements. As a result, our business and the price of our stock may be adversely affected.

For instance, we are not required to have any independent directors and we do not have independent directors. Therefore management has significant influence over decisions made by the Board on behalf of the stockholders.

In some circumstances, management may not have the same interests as the shareholders and conflicts of interest may arise. We do not have a policy to resolve conflicts of interest and we are not required to have one. Notwithstanding the exercise of their fiduciary duties as directors and executive officers and any other duties that they may have to us or our other stockholders in general, these persons may have interests different than our shareholders.

Our administrative costs and expenses resulting from new regulations have increased, adversely affecting our financial condition and results of operations.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder. These regulations increased our legal and financial compliance and made some activities more difficult, time-consuming and costly. Our expenses will continue to increase as we continue to implement these new regulations.

New corporate governance requirements have made it more difficult to attract qualified directors. As a result, our business may be harmed and the price of our stock may be adversely affected.

New corporate governance requirements have increased the role and responsibilities of directors and executive officers of public companies. These new requirements will make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur significantly higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve as members of our board of directors.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Our internal controls over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our independent registered public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountant. Unless the SEC delays the date on which this requirement becomes effective, we will first have to include our assessment of our internal control over financial reporting in our annual report for fiscal year ending December 31, 2007. The standards that must be met for management to assess the effectiveness of the internal control over financial reporting are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by our independent registered public accountants. If management cannot assess our internal control over financial reporting as effective, or our independent auditors are unable to issue an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”. We assume no obligation to update our forward-looking statements to reflect new information or developments or any other reason, or reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.

USE OF PROCEEDS

The shares of common stock registered hereunder are being offered by the selling stockholders. For information about the selling stockholders, see “Selling Stockholders” section of this prospectus. We will not receive proceeds from the resale of shares by the selling stockholders. However we will receive proceeds from the sale of our common stock to Brittany under our Private Equity Credit Agreement with them. We intend to use any proceeds from the sale of shares to Brittany for general corporate purposes.

MARKET RANGE FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our Common Stock has been quoted on the OTC Bulleting Board under the symbol GBMR (previously GMTH and HCOM) since December 8, 2000. Prior to that date it was quoted on the NASDAQ SmallCap Market. The following table shows for the periods indicated the range of high and low bid prices as quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

	Low*	High*

2004:
First quarter	$0.80	$2.80
Second quarter	1.20	3.00
Third quarter	0.80	2.80
Fourth quarter	0.60	1.60

2005:
First Quarter	$0.86	$2.16
Second Quarter	0.64	2.16
Third Quarter	0.46	0.88
Fourth Quarter	0.104	0.68

2006:
First quarter	$0.10	$0.33
Second Quarter	0.045	0.20

*Adjusted for effect of 1:20 reverse stock split effective May 26, 2006

Holders of Record

We had approximately 141 holders of record of our Common Stock as of August 7, 2006.

Dividends

We have not paid any cash dividends on our capital stock to date and do not foresee that we will have earnings with which to pay dividends in the foreseeable future. Our board of directors would determine the amount of future dividends, if any, based upon our earnings, financial condition, capital requirements and other conditions.

SELLING STOCKHOLDERS

The following section presents information regarding our selling stockholders. The selling stockholder table and the notes thereto describe each selling stockholder and the number of securities being sold. Immediately thereafter we have also included a table identifying the individuals having voting and investment control over the securities being sold. Finally, we have included a description of any material relationships each selling stockholder has with us, including, if applicable, any arrangements under which we have or will issue shares of our common stock offered for resale under this prospectus.

Selling Stockholder Table

The following table sets forth the approximate number of shares beneficially owned as of August 7, 2006 by the selling stockholders. Please consider the following when reviewing the information presented in the table and the notes:

·    The number of shares beneficially owned by the selling stockholders is determined in accordance with rules promulgated by the SEC.

·    Applicable percentage of ownership is based on 21,053,401 shares of common stock outstanding as of August 7, 2006.

·    The “Right to Acquire” column reflects beneficial ownership of shares subject to warrants and other convertible securities that may be exercised and converted into common stock within 60 days after August 7, 2006. These shares are deemed to be beneficially owned and outstanding by the person holding such securities for the purpose of computing the percentage of ownership of such person. They are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

·    The “Shares Offered” under this prospectus column reflects all of the shares that each selling stockholder may offer under this prospectus.

·    The table assumes that the selling stockholders will sell all of the shares. No assurances can be given as to the actual number of shares that will be resold by the selling stockholders or that will be held by the selling stockholders after completion of the resales.

·    Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required. The selling stockholders may have sold, transferred or otherwise disposed of securities since the date the selling stockholders provided the information regarding their securities holdings.

	Beneficial Ownership before the Offering				Beneficial Ownership after the Offering
Name of Beneficial Owner	Outstanding	Right to Acquire	Total	Shares Offered	Outstanding	Right to Acquire	Total	Percentage
Brittany Capital Management Limited (1)	0	0	0	10,525,000	0	0	0	*
Econ Corporate Services, Inc. (2)	182,444	0	182,444	63,636	118,808	0	118,808	*
*less than 1 percent

Notes:

(1)
The selling stockholder has represented to us that it is an affiliate of a broker-dealer, that it entered into the Private Equity Credit Agreement in the ordinary course of business and at such time had no agreement or understanding with any person to distribute these securities. Barry Herman, the managing director of Lion Corporate Services Limited (the sole stockholder of Brittany) has indirect voting and investment control over shares held by Brittany. Barry Herman disclaims beneficial ownership of the securities held by Brittany.

(2)	Dawn VanZant has indirect voting and investment control over shares held by Econ Corporate Services, Inc. Dawn VanZant disclaims beneficial ownership of these securities.

Material Relationship with Brittany Capital Management Limited

This registration statement covers the resale of 10,525,000 shares of our common stock issuable under the Private Credit Agreement dated January 10, 2006, which terms are summarized below. Brittany is a limited liability company organized under the laws of the Bahamas.

Private Equity Credit Agreement. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, subject to conditions outside of the control of Brittany. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock at a discount of 8% to the market price (which, under the agreement, is based on the average of three closing bid prices during a five- or ten-trading day valuation period immediately preceding the date of the sale). The issuance of put shares to Brittany are to take place over the course of a commitment period extending 36 months after the effective date of this registration statement of which this prospectus forms a part. We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum.

If we suspend sales of common stock pursuant to this registration statement within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

We are required to pay Greenfield Capital Partners, LLC, a registered broker-dealer, a cash fee equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Registration Rights Agreement. Concurrently with the execution of the Private Equity Credit Agreement, we entered into a Registration Rights Agreement pursuant to which we have granted Brittany registration rights with respect to the shares we may issue under the Private Equity Credit Agreement. We have filed the registration statement of which this prospectus forms a part in satisfaction of our obligations arising under the Registration Rights Agreement. The cost of this registration will be borne by us.

Material Relationship with Other Selling Stockholders

ECON Corporate Services, Inc. acquired 63,636 shares of our common stock covered by this registration statement pursuant to the terms of a consulting agreement with Global Matrechs dated March 1, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the other financial information and consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

We have organized this discussion of our financial condition and results of operations as follows:

·    Overview. This section provides a general description of our business.

·    Matters Relating to Historical Financial Statements. We have included discussion and supplemental financial data relating to the restatement of certain financial information contained in the financial statements accompanying this prospectus. This information should be carefully reviewed in conjunction with our financial statements.

·    Results of Operations. This section provides an analysis of our results of operations for the quarter and six months ended June 30, 2006 and 2005 and for the fiscal years ended December 31, 2005 and 2004.

·    Liquidity and Capital Resources. This section provides an analysis of our cash flows for the six months ended June 30, 2006 and 2005 and for the fiscal years ended December 31, 2005 and 2004, as well as a discussion of current financing arrangements.

·    Critical Accounting Policies.  This section discusses certain critical accounting policies that we consider important to our financial condition and results of operations, and that required significant judgment and estimates on the part of management in application. Our significant accounting policies, including the critical accounting policies discussed in this section, are summarized in the notes to the accompanying financial statements.

·    Impact of Recently Issued Accounting Standards. This section discusses how certain recently adopted accounting standards have affected the substance of our financial disclosure.

Overview

Who we are

We are the successor to a variety of businesses dating back to 1994. We have undergone material changes to our business and our financial structure during the period covered by the financial statements included in this prospectus.

Prior to May 31, 2004, we derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. On May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business. We have kept a 15% interest in the surviving entity. As a result of this sale, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd under a licensing agreement dated May 22, 2003.

On December 31, 2004, we acquired all of the stock of True To Form, a designer, developer, manufacturer and retailer of specialty lighting products. As a result of this transaction, True To Form became our wholly owned subsidiary. The sole shareholder of True To Form was, prior to the acquisition, Mark J. Allen, who is also a member of our Board of Directors. Following the acquisition, Mark Allen continued as the President of True To Form and served as an Executive Vice President of Global Matrechs. The acquisition was the result of arm’s length negotiations and was unanimously approved by the disinterested members of our Board of Directors.

On December 29, 2005 we completed the transfer of all of the issued and outstanding capital stock of True To Form Limited, Inc. back to Mr. Allen pursuant to the terms of a Stock Purchase Agreement between him, True To Form, and us. As a result of this sale, we no longer hold any equity interest in True To Form. The consideration was determined on the basis of these negotiations. The consideration for the sale of True To Form consists of:

·    the issuance by True To Form to us of a promissory note described below in the initial principal amount of $250,000, which note accrues interest at an annual rate of one percent plus the prime rate as reported by a nationally recognized commercial bank and has a maturity date of January 1, 2011;

·    the cancellation of our guaranty of the amounts owed under a promissory note issued by True To Form to Mr. Allen in connection with our acquisition of True To Form; and

·    the surrender by Mr. Allen of the 500,000 shares of our common stock that were issued to him as partial consideration for our purchase of True To Form on December 31, 2004 and the cancellation of all other equity interest in Global Matrechs held by Mr. Allen. The 500,000 shares of common stock have a fair value of $71,000.

In addition, we agreed to the cancellation of amounts owed under a note issued by us to True To Form for working capital purposes in the aggregate amount of $280,000.

In connection with this transaction, Mr. Allen resigned from his positions as Executive Vice President and Director of Global Matrechs. This action was not, to the knowledge of any executive officer of the Company, because of a disagreement on any matter relating to the Company’s operations, policies or practices.

Our Business

As noted above, our current business focus is marketing and selling the technologies we license from Eurotech to manufacturers and other parties. These technologies include:

·    NUCAP(TM), formerly called EKOR(TM), a silicon based elastomer developed in Moscow, Russia for the purposes of long term isolation of radioactive or otherwise hazardous materials.

·    HNIPU, a hybrid polyurethane with uses in a number of industrial application contexts such as manufacturing automotive components, paints, foams, plastics and truck bed liners; aerospace sealants, industrial adhesives, coatings, flooring, glues; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products.

We also license several other technologies relating to hazardous materials handling, electromagnetic radiography, and chemical processing. We are currently seeking manufacturing partners for these products.

We have received some small commercial orders, but have derived no significant revenue from the technologies we license from Eurotech. The development and commercialization of these NuCap(TM), HNIPU and the other technologies we license will depend largely on the success of our marketing efforts and our ability to identify manufacturing partners, and we cannot be certain that we will be able to conduct our activities in such a way that builds interest in these products, or that any such interest will result in revenue to us. Furthermore, even if these licensed technologies do become a source of revenue for us, there is no guarantee such revenue will be sufficient to offset our administrative costs. Although the exclusive focus of our business is on the marketing of these licensed technologies, there can be no assurance that these efforts will succeed.

Global Matrechs, Inc.
Selected Quarterly Financial Data (Unaudited)
	2005
	March 31,	June 30,	September 30,
	as restated
Selected Balance Sheet Data:
Total assets	2,818,912	2,706,383	2,638,216
Accounts payable and accrued expenses	601,822	620,120	704,861
Loans payable	124,631	184,631	184,631
Due to officer	89,650	89,106	73,848
Current maturities of long term debt	120,684	100,000	100,000
Convertible loans payable - net of discount	2,427,261	3,389,778	4,060,195
Derivative conversion feature - convertible preferred stock	842,992	766,678	680,374
Total current liabilities	4,207,040	5,150,313	5,803,909
Warrant liability	1,928,159	1,842,805	1,502,117
Note payable	250,000	250,000	250,000
Long term debt	400,000	400,000	400,000
Total liabilities	6,785,199	7,643,118	7,956,026
Temporary equity	5,392,783	5,035,075	4,628,211
Common and preferred stock	472	532	629
Treasury stock	(327,484)	(327,484)	(327,484)
Additional paid in capital	23,646,344	24,080,306	24,619,087
Accumulated deficit	(32,678,402)	(33,725,164)	(34,238,253)
Total stockholders’ deficit	(9,359,070)	(9,971,810)	(9,946,021)
Total liabilities and stockholders’ deficit	2,818,912	2,706,383	2,638,216

Revenues	369,681	267,833	229,647
Loss from continuing operations	(442,401)	(540,030)	(699,935)
Interest expense	1,810,560	1,274,294	938,838
Other income (expense)	1,225	3,225	70
Change in fair value of derivative instruments	(64,918)	764,337	1,125,614
Net loss	(2,316,654)	(1,046,762)	(513,089)
Net loss applicable to common shareholders	(2,316,654)	(1,046,762)	(513,089)
Basic and diluted earnings per share	(0.80)	(0.28)	(0.11)
Weighted number of shares outstanding-basic	2,895,900	3,738,553	4,596,717

Global Matrechs, Inc.
Selected Quarterly Financial Data (Unaudited)
	2004
	March 31,	June 30,	September 30,
	as restated
Selected Balance Sheet Data:
Total assets	1,220,218	941,694	888,136
Accounts payable and accrued expenses	529,455	393,316	376,941
Notes payable, current	364,000	—	380,851
Convertible preferred stock	5,596,453	5,670,865	—
Derivative conversion feature - convertible preferred stock	1,142,323	1,107,450	1,159,869
Total current liabilities	7,632,231	7,171,631	1,917,661
Notes payable	—	477,500	—
Convertible preferred stock	—	—	—
Total liabilities	7,632,231	7,649,131	1,917,661
Temporary equity	1,069,000	1,069,000	6,802,698
Common and preferred stock	210	210	195
Treasury stock	(8,659)	(8,659)	(327,484)
Additional paid in capital	19,184,482	19,244,634	19,883,634
Accumulated deficit	(26,618,595)	(26,960,712)	(27,371,379)
Total stockholders’ deficit	(7,442,562)	(7,724,527)	(7,815,034)
Total liabilities and stockholders’ deficit	1,258,669	993,604	905,325

Revenues	620	—	—
Income (loss) from operations	(311,815)	(231,996)	(203,176)
Other income (expense)	(82,212)	(85,091)	(117,620)
Change in fair value of derivative conversion feature	(13,460)	34,873	(54,847)
Income (loss) on disposal or discontinued operations	43,189	(73,211)	—
Net income (loss)	(364,298)	(355,425)	(375,643)
Basic and diluted earnings per share	(0.47)	(0.47)	(0.50)
Weighted number of shares outstanding	749,958	749,958	749,958

Global Matrechs, Inc.
Selected Financial Data (Unaudited)
	Year ended December 31,
	2001	2002	2003	2004	2005
	restated	restated	restated	restated
Statement of Operations Data:
Revenues	—	—	8,246	620	125
Cost of Revenues	—	—	8,731	558	30
Gross Profit (loss)	—	—	(485)	62	95
Operating expenses:
Bad debt expense	—	—	—	—	250,000
General and administrative	286,949	187,449	325,281	1,273,929	1,621,909
Depreciation and amortization	—	—	115,059	197,244	147,933
Settlement expense	—	—	—	—	175,000
Asset impairment	493,905	52,584	—	—	525,986
Total operating expenses	780,851	240,033	440,340	1,471,173	2,720,828
Operating loss	(780,851)	(240,033)	(440,825)	(1,471,111)	(2,720,733)
Other expenses (income):
Interest expense, net of income	—	—	160,099	1,621,520	5,529,463
Change in fair value of derivative instruments	(125,980)	92,674	98,678	87,171	(2,928,808)
Other expense (income), net	(146,362)	(26,146)	(91,826)	(211,395)	(20,962)
Loss from continuing operations before income taxes	(508,509)	(306,561)	(607,776)	(2,968,407)	(5,300,426)
Income tax provision (benefit)	—	—	—	—	—
Loss from continuing operations	(508,509)	(306,561)	(607,776)	(2,968,407)	(5,487,926)
Gain (loss) from discontinued operations	181,938	118,001	50,978	(30,022)	(809,380)
Net loss	(326,571)	(188,560)	(556,798)	(2,998,429)	(6,109,806)
Deemed preferred stock dividend	(2,150,368)	(1,004,681)	(248,759)	—	—
Recovery of deemed preferred stock dividend	—	—	1,527,171	—	—
Net (loss) income applicable to common shareholders	(2,476,939)	(1,193,241)	721,614	(2,998,429)	(6,109,806)

Comprehensive loss	—	—	—	—	(119,927)
Total comprehensive (loss) income	(2,476,939)	(1,193,241)	721,614	(2,998,429)	(6,229,733)
Net (loss) gain per common share - basic and diluted
Continuing operations	(5.39)	(0.12)	0.42	(3.53)	(1.24)
Discontinued operations	0.37	0.01	0.03	(0.04)	(0.19)
Total	(5.02)	(0.11)	0.45	(3.57)	(1.43)
Weighted average common shares outstanding	493,454	10,734,375	1,591,007	839,508	4,287,167

Balance Sheet Data:

Working capital (deficit)	(968,336)	(1,714,241)	(7,060,705)	(2,780,402)	(7,033,387)
Total assets	665,391	507,554	1,350,281	2,834,876	577,243
Long-term liabilities	940,847	1,057,106	—	1,157,750	—
Total liabilities	2,482,153	3,174,848	7,434,198	4,547,047	7,308,681
Convertible preferred stock	4,840,932	5,207,224	5,522,041	6,128,223	4,211,062
Stockholders’ equity (deficit)	(6,657,696)	(7,874,518)	(7,152,917)	(7,840,394)	(10,942,500)

GLOBAL MATRECHS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE TWO YEARS ENDED DECEMBER 31, 2005 AND 2004

								Accumulated
						Additional		Other
	Preferred		Common		Treasury	Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Loss	Deficit
Balance, December 31, 2003	13,500	$135	749,958	$75	$(8,659)	$20,218,851	$(27,363,319)	$—	$(7,152,917)
Issuance of Series I preferred stock	491	5							5
Receipt of Treasury stock			(245,250)	(25)	(318,825)	318,847			(3)
Issuance of Common Stock			107,554	11		105,054			105,065
Beneficial conversion feature on promissory notes, net of expenses						526,459			526,459
Issuance of warrants for services rendered						258,942			258,942
Conversion of Series H preferred stock to common stock	(150)	(2)	75,000	8		(6)			—
Conversion of temporary equity to common stock			1,107,510	111		820,373			820,484
Acquisition of True To Form Ltd.			500,000	50		599,950			600,000
Net loss							(2,998,429)		(2,998,429)
Balance, December 31, 2004	13,840	138	2,294,772	230	(327,484)	22,848,471	(30,361,748)	—	(7,840,394)
Retirement of treasury stock					327,484	(327,484)			—
Conversion of temporary equity to common stock			2,306,462	231		2,301,294			2,301,525
Conversion of Series H preferred stock to common stock	(908)	(9)	454,000	45		(36)			—
Conversion of promissory notes to common shares			296,393	30		235,476			235,506
Beneficial conversion feature on promissory notes						250,000			250,000
Equity line advances			2,368,841	237		484,893			485,130
Issuance of common stock for services			114,148	11		138,249			138,260
Issuance of stock options for services						15,799			15,799
Cancellation of stock warrants						(227,593)			(227,593)
Cancellation of shares - discontinued operations			(500,000)	(50)		(70,950)			(71,000)
Net loss							(6,109,806)		(6,109,806)
Accumulated other comprehensive loss								(119,927)	(119,927)
Balance, December 31, 2005	12,932	$129	7,334,615	$733	$—	$25,648,119	$(36,471,554)	$(119,927)	$(10,942,500)

DECEMBER 31, 2005 AND DECEMBER 31, 2004

Results of Operations during the twelve months ended December 31, 2005 and 2004

Revenues. Revenues were $125 and $620 for the years ended December 31, 2005 and December 31, 2004, respectively. These consisted of the sale of samples of NuCap(TM) and HNIPU and were recognized upon shipment of the materials.

Cost of Revenues. Cost of revenues includes costs of raw materials including handling and freight charges. Costs of revenues were $30 and $558 for the years ended December 31, 2005 and 2004, respectively. This represents a 24% cost in 2005 and a 90% cost in 2004.

Gross Profit. December 31, 2005 saw a gross profit of $95 compared with gross profit for the year ended December 31, 2004 of $62.

Sales and Marketing. There were no such expenditures in 2005 or 2004.

Product Development. There were no such expenditures in 2005 or 2004. As of the end of 2004 there have been no expenditures for product development related to the Licensed Technologies Division.

General and Administrative. General and administrative expenses include salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining the corporation’s records and reporting in compliance with its status as a public corporation. General and administrative expenses increased to $1,621,520 in 2005 from $1,321,161 in 2004. Much of the increase is the cost of professional services for legal and consulting services.

Depreciation and Amortization. Amortization was $147,933 in the year ended December 31, 2005 and $197,244 in the year ended December 31, 2004. The 25% decrease is due to a 100% impairment charge in connection with the value of the licensed technologies.

Interest Expense. Interest expense for the year ended December 31, 2005 was $5,529,463 and consisted of the amortization of beneficial conversion feature and warrants associated with various convertible loans. Interest for the year ended December 31, 2004 was $1,621,520 and consisted of $34,072 in interest expense on various loans, $212,617 in interest charges on the Series B, C, D and E preferred stock, $1,030,646 of amortization of beneficial conversion feature associated with various convertible loans and $344,185 of interest expense related to the amortization of warrants associated with various convertible loans.

Other Income. Other income for the years ending December 31, 2005 and 2004 was $0 and $211,395, respectively. This income predominantly consists of the settlement of accrued expenses which were settled for less than the amount which had been estimated.

Fair value of derivative instruments. Change in fair value of derivative instruments for the years ending December 31, 2005 and 2004 was income of $2,928,808 and expense of $87,171 respectively due to a change in our common stock price.

Discontinued Operations. The company recorded a loss from discontinued operations of $809,380 and $30,022 in the years ended December 31, 2005 and 2004, respectively, for its discontinued operation of TTF in 2005 and internet services in 2004.

JUNE 30, 2006 AND JUNE 30, 2005

Results of Operations during the three months ended June 30, 2006 and 2005

Net Sales.  Net sales increased in the quarter ended June 30, 2006 to $160 from the quarter ended June 30, 2005 which was $0.

General and Administrative.  General and administrative expense includes salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining our records and SEC reporting. General and administrative expenses increased to $559,305 in the quarter ended June 30, 2006 from $262,526 for the quarter ended June 30, 2005. This increase was primarily due to higher legal and professional fees.

Depreciation and Amortization.  No amortization or depreciation was recorded for the quarter end June 30, 2006 as compared to $49,311 for the quarter end June 30, 2005. The decrease was due to the write off of all intangible assets as of December 31, 2005.

Interest Expense. Interest expense for the quarter ended June 30, 2006 reflected recovery of interest of $480,907 compared to June 30, 2005 expense of $1,255,227. The quarter ended June 30, 2006 included a reversal of $698,000 in penalties related to certain notes payable that were amended during the quarter. Such amount has been reflected against interest expense as such was originally recorded as interest expense. For quarter ended June 30, 2006 and 2005 it consisted of $194,631 and $1,255,227, respectively, of interest in connection with the beneficial conversion features and amortization of warrant features related to convertible notes, and $22,583 and $0, respectively, in accrued interest expense on other borrowings.  Amortization of debt discount and the beneficial conversion feature for the three months ended June 30, 2006 was $135,394 and $59,116, respectively.

Other Income (Expenses).  Other income (expenses) for the quarter ended June 30, 2006 consisted of $307,018 versus $764,337, for the comparable period in 2005. The income was the result of the change in the fair value of our derivative instruments.

Interest Income.  Interest income in the quarter ended June 30, 2006 consisted of a $10,628 versus $3,225 for the comparable period in 2005 and reflects interest earned on notes receivable as well as money market bank interest.

Results of Operations during six months ended June 30, 2006 and 2005

Net Sales.  Net sales increased for the six months ended June 30, 2006 to $285 from the quarter ended June 30, 2005 which was $0.

General and Administrative.  General and administrative expense includes salaries for administrative personnel, insurance and other administrative expenses, as well as expenses associated with maintaining our records and SEC reporting. General and administrative expenses increased to $901,899 in the quarter ended June 30, 2006 from $715,441 for the quarter ended June 30, 2005. This increase was primarily due to higher legal and professional fees.

Depreciation and Amortization.  No amortization or depreciation was recorded for the six months ended June 30, 2006 as compared to $98,622 for the six months ended June 30, 2005. The decrease was due to the write off of all intangible assets as of December 31, 2005.

Interest Expense.  Interest expense for the six months ended June 30, 2006 reflected recovery of interest of $134,303 compared to June 30, 2005 expense of $3,055,947. The six months ended June 30, 2006 included a reversal of $698,000 in penalties related to certain notes payable that were amended during the quarter. Such amount has been reflected against interest expense as such was originally recorded as interest expense. For the six months ended June 30, 2006 and 2005 it consisted of $520,513 and $3,055,947, respectively of interest in connection with the beneficial conversion features and amortization of warrant features related to convertible notes, and $50,982 and $0, respectively, in accrued interest expense on other borrowings.  Amortization of debt discount and the beneficial conversion feature for the three months ended June 30, 2006 was $402,281 and $118,232, respectively.

Other Income (Expenses).  Other income (expenses) for the six months ended June 30, 2006 consisted of $177,817 versus $699,419 for the comparable period in 2005. The income was the result of the change in the fair value of our derivative instruments.

Interest Income.  Interest income for the six months ended June 30, 2006 consisted of a $10,671 versus $4,450 for the comparable period in 2005 and reflects interest earned on notes receivable and well as money market bank interest.

Liquidity and Capital Resources

Our sources of capital are extremely limited.  We have incurred operating losses since inception and as of June 30, 2006, we had an accumulated deficit of $37,050,378 and a working capital deficit of $3,942,640.

  Cash Provided by Financing Activities

During the six months ended June 30, 2006, we financed our business primarily by drawing down on our equity line, the terms of which are described below. Cash provided by financing activities for the six months ended June 30, 2006 was $668,233, compared to $815,000 for the same period in 2005.  Of the amount received for the six months ended June 30, 2006, $637,483 represents proceeds from draws under the new facility established January 10, 2006 and $25,000 from a promissory note arrangement with Southridge Partners LP.

Promissory Note. On June 20, 2006, the Company executed a $25,000 promissory note agreement with Southridge Partners LP, one of our existing investors. The note is repayable on or before September 1, 2006 for $30,000.

Private Equity Credit Line

Summary.  On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany further described below.

Put Shares.  Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and tenth trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 92% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 92% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as “put shares.” The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 36 months after the effective date of our registration statement.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum.

Blackout Shares.  If we suspend sales of common stock pursuant to the registration statement covering shares issuable under the equity line within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

Fees.  We are required to pay Southridge Investment Group, LLC (formerly Greenfield Capital Partners), a registered broker-dealer, a finder’s fee, in cash, equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Number of shares issuable under the Private Equity Credit Agreement.  We cannot predict the actual number of shares of common stock that may be issued under the Private Equity Credit Agreement, in part because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. However, for illustrative purposes, we have calculated the number of shares we would have to issue in connection with a hypothetical draw amount of $50,000 based on the assumptions set forth below:

Shares Issuable Under Private Equity Credit Agreement for $50,000 Draw at Various Market Prices

Hypothetical Market Price	Discounted Market Price	Shares to be issued
$0.40	$0.368	135,870
$0.30	$0.276	181,159
$0.20	$0.184	271,739
$0.10	$0.092	543,478
$0.05	$0.046	1,086,957

 On January 18, 2006, we filed a registration Statement on Form SB-2 (File No. 333-131106) relating to the resale of up to 100,000,000 shares of our common stock that may be issued to Brittany Capital Management under a Private Equity Credit Agreement. This Registration Statement (File No. 333-131106) was declared effective by the Securities and Exchange Commission (“SEC”) on February 2, 2006. During the quarter ended June 30, 2006, the Company drew down $219,124 under this facility and has drawn down $587,483 during the first six months of the fiscal year 2006. As of June 30, 2006, we had issued 99,999,333 shares to Brittany Capital Management under the Private Equity Credit Agreement. During the quarter ended June 30, 2006, the Company did not have any shares that could be issued under the Private Equity Credit Agreement. On June 27, 2006, the Company filed a new Registration Statement on Form SB-2 (File No. 333-135377) relating to the resale of up to (i) 195,000,000 shares of our common stock by Brittany Capital Management, which shares may from time to time be issued pursuant to the Private Equity Credit Agreement, and (ii) 63,636 shares of our common stock issued to Econ Corporate Services, Inc. Following comments from the SEC on July 28, 2006, the Company will be filing Amendment No. 1 (File No. 333-135377) to the Registration Statement under which the Company will be registering 10,525,000 shares of its common stock by Brittany Capital Management which if this registration becomes effective which may be issued pursuant to the Private Equity Credit Agreement. Assuming the Registration Statement (File No. 333-135377) is declared effective by the SEC and based upon the closing price of our stock of $0.085 on June 30, 2006, the Company would only be able to drawn down an additional $894,625 under the Private Equity Credit Agreement. Based upon the closing price of our stock of $0.085 on June 30, 2006, we would have to issue to Brittany Capital Management 169,559,021 shares of our common stock in order to draw down the remaining $14,412,517 available to us under the Private Equity Credit Agreement.

Dilution.   The issuance and sale of shares under the Private Equity Credit Agreement will have a significant dilutive impact on our stockholders for the following reasons:

•   As described above, the lower our stock price is, the more shares we would have to issue for a given draw down amount, and the more shares we issue, the greater the extent of dilution to the ownership interest of our current stockholders. To illustrate, if we issue and sell all of the shares being offered under our current registration statement, they would represent approximately 30% of our outstanding common stock after giving effect to such issuance.

•   Because the shares we may issue under the Private Equity Credit Agreement are discounted, the issuance of these shares will also have a financially dilutive impact on our current stockholders.

•   The Brittany’s sale of material amounts of our common stock into the market may result in significant downward pressure on the price of the common stock as the supply of freely tradable shares increases. Furthermore, this downward pressure may encourage short sales, which could further depress on the price of the common stock.

Financing Activities in 2006

During 2006, we financed our business by drawing down on our equity line and through the issuance of a promissory note.

Promissory note with Southridge Partners, LP.

On June 20, 2006, we entered into a $25,000 nonnegotiable promissory note with Southridge Partners, LP, one of our existing investors, whereby we agreed to pay $30,000 on or before September 1, 2006.

Financing Activities in 2005

During 2005, we financed our business by drawing down on our equity line and through issuances of convertible debt.

Private Placements with Southridge Partners LP.

On January 31, 2005, we entered into a Second Securities Purchase Agreement with Southridge Partners LP, one of our existing investors, whereby we agreed to sell a convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 10,000,000 shares of our common stock to Southridge in exchange for its $250,000 investment. The note is convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.02 per share. Southridge may require us to repurchase some or all of its note if the market price of our common stock falls below $0.03 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. In the event we default under the terms of the note, the entire outstanding principal (and any outstanding interest accrued thereon) shall become immediately due and payable, and the interest rate will rise to 18% per annum.

Under the terms of the purchase agreement, Southridge had the option, and at any time prior to July 1, 2005, to purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005. During the nine months ended September 30, 2005, Southridge exercised this option on March 2, April 11, and May 2, 2005, purchasing notes in the aggregate principal amount of $425,000 and warrants to purchase up to 17,000,000 shares of our common stock. All of these transactions were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder. On July 8, 2005, we and Southridge Partners LP terminated its option to purchase additional notes.

We have secured the payment of the notes with a subordinated security interest in our accounts, general intangibles, inventories, and other collateral. In addition, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Southridge in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note and warrant on the registration statement filed in connection with such registration (and assume any expenses associated therewith). The warrant has an expiration date of January 31, 2010. It contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, we would receive no proceeds upon such exercise.

Exchange Agreement with Woodward LLC.

On January 31, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes, and have accordingly assumed all rights pertaining thereto, issued by Eurotech Ltd. The notes are currently in default and have an aggregate outstanding principal amount of $290,000. The notes carry a default annual interest rate of 18% and are past due in their entirety. In exchange for these notes, we issued to Woodward a promissory note in the principal amount of $250,000. Under the terms of the Exchange Agreement, in the event we propose to register securities under the Securities Act of 1933, as amended, we are required to notify Woodward in advance of such registration and, at its request (subject to limited exceptions), include the shares of our common stock underlying the note on the registration statement filed in connection with such registration, and assume any expenses associated therewith.

Private Placements with MacNab LLC.

On June 14, July 13, August 1, September 14, 2005, and October 3, 2005, we entered into Securities Purchase Agreements with MacNab LLC, each in substantially the same form, pursuant to which we sold nonnegotiable 2% secured convertible promissory notes in the aggregate principal amount of $595,000, and common stock purchase warrants to purchase up to 23,800,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $595,000. The notes and warrants are on substantially the same terms as the notes and warrants issued to Southridge, as described above. On May 17, 2006 these notes were assigned to Aberdeen Avenue LLC.

Debt Issuance to Southridge Partners LP.

On December 7, 2005, we issued a promissory note in the original principal amount of $200,000 to Southridge Partners LP. It accrues interest on the unpaid principal balance at a rate of 8% per year. The note originally had a maturity date of February 10, 2006, but on March 29, 2006, the maturity date was extended to December 20, 2006. In the event of a default, the annual interest rate will increase to 18% and Southridge may, at its option, demand immediate payment of all amounts due under the promissory note.

Going Concern and Financing Requirements

The report of our independent registered public accounting firm dated March 27, 2006 includes a going-concern qualification, which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. If we are unable to obtain additional funding, we may not be able to continue operations. To date, we have funded our operations through equity investments and issuances of debt. Additionally, we had an accumulated deficit of $37,050,378 as of June 30, 2006 and $36,471,554 as of December 31, 2005. Our accumulated deficit indicates that we may be unable to meet our future obligations unless additional funding sources are obtained. There is no assurance that we will be able to raise any additional capital that we require to continue operations.

Our unaudited interim financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. As shown in the accompanying financial statements, we had negative working capital of $3,942,640 as of June 30, 2006 and $7,033,387 as of December 31, 2005.

In the event that we are unable to raise additional financing on acceptable terms, then we may have to scale back our operations and operating expenditures or seek the protection of the bankruptcy courts. We anticipate that we will continue to incur losses until such time as the revenues we are able to generate revenue from sales and licensing of our products exceed our increased operating expenses. There can be no assurance that we will be able to generate revenue.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2005 and 2004 include valuation of available for sale marketable securities pursuant to SFAS No. 115, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation of all components of derivative liabilities, valuation and related amortization of intangible assets and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

Impairment of Long-lived Assets

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. Goodwill represents the excess of the cost of the Company’s acquired subsidiaries or assets over the fair value of their net assets at the date of acquisition. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill is no longer subject to amortization over its estimated useful life; rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test.

In connection with the disposition of True To Form, we disposed of $1,469,108 of goodwill that was recorded as part of the acquisition.

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset.

There were no impairment charges recognized during the six months ended June 30, 2006. During the year ended December 31, 2005, the Company recognized and charged to operations an impairment charge of $525,986 in connection with non-recoverable license technology. There were no impairment charges recognized during the year ended December 31, 2004.

Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The Company generated revenues only through its wholly-owned subsidiary. These revenues were included as a component of discontinued operations.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

Basic and Diluted Loss Per Share

  In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and convertible preferred stock.

At June 30, 2006 and 2005, the Company had approximately 20,791,045 and  18,889,131 potential common share equivalents, respectively.  Other than for the quarter ended June 30, 2006, the Company has excluded these common share equivalents from its computation of earnings per share because the issuance of such shares would have an antidilutive effect, as the Company incurred net losses for the six months ended June 30, 2006 and 2005. Accordingly, the basic and diluted EPS for each period are the same.

At December 31, 2005 and 2004, the Company had approximately 48,700,000 and 15,350,000 potential common share equivalents, respectively. The Company has excluded these common share equivalents from its computation of earnings per share because the issuance of such shares would have an antidilutive effect, as the Company has incurred net losses at December 31, 2005 and 2004. Accordingly, the basic and diluted EPS for each period are the same.

 Stock Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS No. 123. There were no related grants or issuances in 2005 and 2004, respectively, or during the six months ended June 30, 2006.

Impact of Recently Issued Accounting Standards

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment.  Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of chare-based payment arrangements for public companies. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123R. As required, the Company has adopted this pronouncement for the quarter end March 31, 2006.

In May 2005, the Financial Accounting Standard Board (“FASB”) issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”. EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that convertible preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which had a material effect on our financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial position, results of operations and cash flows.

DESCRIPTION OF BUSINESS

History

HomeCom Communications, Inc. (“HomeCom”), now Global Matrechs, Inc. (“Global Matrechs”), was organized in 1994 to provide complex web-based software applications and integration services to businesses seeking to take advantage of the Internet. Over time, we evolved into a Web design, financial applications and solutions provider to the financial services market, including banking, insurance, securities brokerage firms and other financially oriented web portals.

On March 27, 2003, we entered into a License and Exchange Agreement with Eurotech and Polymate, Ltd. and Greenfield Capital Partners LLC (the “Exchange Agreement”). On May 22, 2003 we entered into a License Agreement with Eurotech (the “License Agreement”). Pursuant to the Exchange Agreement and the License Agreement, Eurotech has licensed to us its rights to EKOR(TM) (now called NuCap(TM)), HNIPU, Electro Magnetic Radiography/Acoustic Core (EMR/AC), Rad-X, Firesil, LEM and Rapidly Biodegradable Hydrophobic Material (RBHM) technologies, which are more fully described herein. The License Agreement provides that the licenses granted to us thereunder may be terminated by Eurotech (i) if we have not affected a commercial sale of any licensed technology or improved licensed technology by April 1, 2006, and (ii) in other circumstances. In February, the Company received a commercial order from the Hanford nuclear waste facility in Richland, Washington via the contractor Battelle and for HNIPU from Denbar paints in Israel.

In consideration for these agreements, we (i) issued to Eurotech 11,250 shares of Series F Convertible Preferred Stock and 1,069 shares of Series G Convertible Preferred Stock, and (ii) agreed to pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies.

Also in connection with this transaction, we issued 1,500 shares of Series F Convertible Preferred Stock to Polymate, as partial consideration for its agreement to modify its rights to receive royalties from Eurotech, and 750 shares of Series F Convertible Preferred Stock to Greenfield as compensation for advisory services relating to the transaction. The holders of shares of Series F Preferred Stock later cancelled their outstanding shares of Series F Preferred Stock in exchange for the right to receive shares of Series H Convertible Preferred Stock, which were issued to them on September 30, 2003. Greenfield has since sold its interest in our Preferred Series H shares to Southshore Capital Fund Ltd.

On May 31, 2004, we completed the sale of our remaining Internet business to Tulix Systems, Inc. Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of our company, are officers, directors and founding shareholders of Tulix. We recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. With the consummation of this Purchase Agreement, we have completely exited from all Internet-related enterprises. As a result of this sale, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd under a licensing agreement dated May 22, 2003.

On December 31, 2004, we completed the acquisition of True To Form, Limited (“True To Form”), a maker of specialized lighting products for a range of markets. On December 29, 2005, we completed the sale of True To Form back to its original owner. Our primary source of operating revenue had been, prior to this sale, the specialty lighting group. However, during the first three quarters of 2005, True To Form was unprofitable. As a result of the sale of True To Form, we have once again narrowed the focus of our business to marketing the technologies we currently license from Eurotech.

Products and Services

NUCAP(TM)

Description. NuCap(TM), formerly called EKOR(TM), was developed in Moscow, Russia. NuCap™ is the brand name for a family of materials designed for long-term isolation of hazardous and radioactive materials. As a silicon-based elastomer, NuCap(TM)’s adhesive properties allow it to stick to a wide variety of wet or dry surfaces and materials. When applied, NuCap(TM) materials surround and immobilize radioactive or hazardous debris ranging from fine dust to large pieces of equipment and, in combination with their fire-resistant and water- proof properties, prevent such debris from migrating by water or as air-borne particles. NuCap(TM) materials also possess other highly desirable performance characteristics such as chemical resistance, fire resistance, heat resistance, and resistance to environmental aging and degradation from radiation. In addition to its unique combination of performance characteristics, NuCap(TM) comes in multiple product forms and can be applied using specified methods for waste-coating and encapsulation. We believe that this allows NuCap(TM) to be used as a solution for a broad spectrum of nuclear and hazardous waste management problems.

The NuCap(TM) product family’s performance characteristics and flexibility of form make it a tool for a broad spectrum of applications. There are currently five basic forms of NuCap(TM):

•	Sealer Plus, which can be sprayed to coat containers or cover contaminated surfaces;

•	Foam, which is pumped in a range of densities to fill crevices, ducts or pipes;

•	Grout, applied in a pour and mix method, which can be used to make shapes for shielding or to macroencapsulate items to form an unleachable monolith for transportation or disposal;

•	Matrix, applied in a pour and mix method, which can be used to microencapsulate radioactive or hazardous wastes to form an elastomeric monolith for transportation or disposal; and

•
StoneStore, applied in a pour and mix method, which can be used to microencapsulate highly radioactive waste and will form a ceramic monolith for permanent disposal. StoneStore is still in the research and development stage.

Marketing. We are marketing NuCap(TM) for use in nuclear waste encapsulation and nuclear debris fixation for nuclear cleanup projects, nuclear facility decontamination and decommissionings, and nuclear waste transportation and disposal. As part of this strategy, we have completed negotiations regarding an affiliation and sales agreement with Nucon-RF. While we see opportunities for NuCap(TM) and our other technologies, however, we can offer no assurance that our efforts will be successful.

HNIPU

Description. HNIPU is a hybrid polyurethane that does not involve the toxic isocyanates utilized in the production of conventional polyurethane and that has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. We believe that these advanced characteristics, in addition to the potential reduced risk from the elimination of isocyanates in its production, make HNIPU superior to conventional polyurethanes in connection with their use in a number of industrial application contexts such as manufacturing automotive components, paints, foams, plastics and truck bed liners; aerospace sealants, industrial adhesives, coatings, flooring, glues; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products. Because of HNIPU’s lower permeability and improved chemical resistance, we think that industrial paints and coatings are a potential target market for HNIPU.

Marketing. On November 17, 2003, we entered into an agreement with Environmental Friendly Materials, GMBH (“EFM”), a German company, for the manufacture and sale of HNIPU for the European marketplace. EFM has been given non-exclusive license to manufacture and distribute HNIPU and intends to manufacture it at various locations across Europe. We have applied for approval to sell HNIPU in the United States from the EPA and in May 2005 we were approved and have been put on their approved list of products. In February of 2006, we received our first commercial order on HNIPU from a paint manufacturer in Israel. We are completing an updated Agreement with EFM that will expand its territory to include Southeast Asia and Israel.

Because HNIPU represents a new class of polymer compounds closely related to polyurethanes, we expect that a variety of products will emerge from the development of variations and improvements to the existing HNIPU binders that have worldwide industrial applications. For this reason, we intend to seek to license HNIPU to large industrial polymer and chemical manufacturers who can sell the various HNIPU binders to international industrial manufacturers. The focus will be to transfer the existing binder product technologies under licensing agreements from the laboratory to the manufacturer. We intend to follow up on existing agreements, current evaluations, and active discussion for HNIPU binder production.

EMR/AC

Description. Eurotech licensed certain rights to Acoustic Core and Electromagnetic Radiography for specific markets, consisting of (i) illicit material detection, (ii) above surface or subsurface nuclear or other hazardous material remediation, (iii) marine dredging sites (inland and ocean) and (iv) oil exploration, from Trylon Metrics, Inc. pursuant to an agreement dated July 2001, as amended in October 2001. Eurotech licenses the illicit materials detection application to another company and licenses the remaining three applications to Global Matrechs.

These technologies use a non-contact inspection methodology that creates signals that are then interpreted by a digital analyzer that allows identification of elemental or compound materials from their empirically determined properties. Acoustic Core is used in applications that are predominately wet (i.e., riverbeds, wetlands, etc.) and EMR is used in dry environments. Completed research and development studies have verified that Acoustic Core and EMR can identify materials by their acoustic or electromagnetic signatures, but the feature of these technologies that we believe is unique is their ability to map in three dimensions the existence of target materials at extremely low concentrations at depths of up to 300 feet. The capabilities of these technologies complement the NuCap(TM) product line by, for example, allowing tanks of waste to be monitored for leaks and the leaks, when discovered, targeted for repair. Acoustic Core and EMR may have applications in markets that involve subsurface evaluation, from contamination discovery and monitoring to resource discovery.

Marketing. In conjunction with the marketing of NuCap(TM), we intend to market EMR/AC to a variety of facilities requiring detection of nuclear waste contaminants and other environmentally hazardous substances in subsurface soil and ground water resulting from leaking storage tanks or toxic chemical spills. We are currently seeking a manufacturing partner for EMR/AC, and we are waiting until we find such a partner to pursue our marketing strategy for EMR/AC(TM).

RAD-X

Description. Rad-X is a technology intended for use as an interior fire-resistant fixative for equipment or facilities with contaminated surfaces. Rad-X differs from NuCap(TM) Sealer Plus in that it is not weather-resistant and does not have the chemical, radiation and aging resistance needed for long-term protection. Rad-X provides a low-cost fixative for surfaces that are scheduled for disassembly or dismantlement and need strong adhesion (glue-down of contaminated particles that could become airborne) and fire-resistance properties. Rad-X was first marketed in 2001.

Marketing. We are currently seeking a manufacturing partner for Rad-X, and we are waiting until we find such a partner to pursue our marketing strategy for Rad-X.

Rapidly Biodegradable Hydrophobic Material (“RBHM”)

Description. RBHM is a hydrophobic (water resistant), strong, cheap, and completely biodegradable cellulose-based composite material. RBHM is intended to improve the properties of both paper and plastic packaging materials. The material can be used as a commodity in trade, industry, and agriculture for a wide range of applications. To date, most attempts to produce biodegradable products for consumers have focused on developing plastics that could biodegrade. RBHM takes a different approach - making cellulose-based material with the same physical properties as plastic, except the material biodegrades completely in the same time as regular paper bags. RBHM consists of cellulose (paper) and biodegradable organic additives. Biodegradation of RBHM occurs in wet soil through normal enzymatic action of various microorganisms - fungi and bacteria. We believe that the main advantages of RBHM are:

·    Strength. RBHM’s strength characteristics, especially combined with low elongation and acquired water resistance of the material, make RBHM unique and desirable for packaging applications.

·    Water Resistance. RBHM keeps water resistance for one week. Most of the existing biodegradable packaging products are not hydrophobic at all and will fail if wetted during use.

·    Biodegradable Nature. Enzymes begin breaking down RBHM in the presence of moisture in natural environments such as soil. Then microorganisms decompose the material with rapidly occurring metabolic reactions. RBHM is completely converted into carbon dioxide, water, and biomass in two to three months in wet soil.

·    Reproducible Natural Raw Materials. RBHM uses cellulose, a widely available and renewable raw material.

·    Relatively Low Cost. The main obstacle to widespread use of biodegradable polymers has been cost. Biodegradable polymers are traditionally significantly more expensive than commodity polymers. The high costs involved in the production of biodegradable polymers means that they cannot compete favorably with conventional polymers. This high cost has deterred the widespread adoption of biodegradable plastics in major consumer applications. At an additional cost of less than 10%, and sometimes less depending on the type of material treated, materials treated with RBHM provide plastic-like performance and are biodegradable.

We believe that there is a large number of potential applications for a technology like RBHM. Because RBHM can be applied on sheets, films and fibers, it is suitable for a range of single-use products, including, among others, grocery and waste bags, the top, and back sheets of disposable diapers, and disposable eating utensils.

Marketing. We are currently seeking a manufacturing partner for RBHM, and we are waiting until we find such a partner to pursue our marketing strategy for RBHM, which will be through our website.

Liquid Ebonite Material (“LEM”)

Description. LEM is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testing, coverings made with LEM, as compared to conventional sheet rubber coverings, have displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of LEM, and on the basis of such tests, we believe that LEM coverings are capable of providing superior protection to small-diameter piping and to the intricate parts of pumps, fans, and centrifuge rotors. LEM can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

Marketing. We are currently seeking a manufacturing partner for LEM, and we are waiting until we find such a partner to pursue our marketing strategy for LEM, which will be through our website.

Firesil(TM)

Description. Firesil(TM) is an environmentally compatible organomineral coating for fire-stop material with good adhesion properties to hydrophilic and hydrophobic surfaces. It exhibits strong fire resistance, thermostability, and water resistance characteristics.

Marketing. We intend to market Firesil(TM) directly to corporations that are prospective candidates for sub-licensing the technology. Eurotech had Firesil(TM) tested by an accredited lab to ASTM protocol and it passed these tests. We are currently seeking a manufacturing partner for Firesil(TM), and will wait until we find such a partner to pursue a marketing strategy for Firesil(TM).

Competition

The licensed technologies are targeted at highly competitive markets. Due to the nature and size of some of the markets and some of the projects for which the licensed technologies may be applicable, there are sometimes other competitors who may have significantly greater name recognition and greater financial and other resources than we do. Many of these competitors also have technologies that are very competitive with the licensed technologies. For example, NuCap(TM) is a composite material based on a silicone polymer that is different from other silicones produced by manufacturers such as GE Silicones and Dow Corning, but the products produced by those manufacturers compete with NuCap(TM). As another example, some of the major producers of polyurethanes used in coatings and finishes, sealants and adhesives, which products may compete with the HNIPU technology, include Akzo Nobel, Dow Chemical and Kansai.

Intellectual Property Rights

General

Many entities, including some developing technologies similar to ours, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to the technologies that we license from Eurotech. In general, if a court determines that one or more of the licensed technologies infringes on intellectual property held by others, we would be required to cease infringing on intellectual property held by others, we would be required to cease developing or marketing those products or to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, the entity might be predisposed to exercise its right to prohibit our use of its intellectual property in our products and services, thus impacting our competitive position.

There can be no assurance that we are aware of all patents and other intellectual property rights that the licensed technologies may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which the licensed technologies may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation, which we may not have the resources to pursue.

We cannot estimate the extent to which we may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses. Those costs, and their impact on our financial position, could be material. Damages in patent infringement cases can also include a tripling of actual damages in certain cases. To the extent that we are required to pay royalties to third parties to whom we are not currently making payments, these increased costs of doing business could negatively affect our liquidity and operating results.

In addition, there may be entities developing and marketing technologies which infringe on patents and intellectual property rights held by us. Patent infringement claims are protracted and costly. We may not have the resources to adequately protect our intellectual property. Any expenditures to pursue intellectual property rights by us could negatively affect us.

NuCap (TM) Intellectual Property Rights

The Euro-Asian Physical Society (EAPS) has patented EKOR(TM) in the U.S., Russia, and other industrialized countries. On March 23, 1999, the U.S. Patent and Trademark Office issued to EAPS Patent No. 5,886,060 on the process for manufacturing one of the EKOR(TM) compound variants. Pursuant to sub-license agreement, Eurotech became the exclusive global licensee of all right, title and interest (inclusive of all patent and other intellectual property rights now or in the future) in EKOR(TM). We are a licensee of

Eurotech and have renamed the product NuCap(TM). We do not know if additional proprietary technology that we have developed relating to NuCap(TM) will prove patentable. We have applied for trademark protection for the mark “NuCap” with the U.S. Patent and Trademark Office and received the mark NuCap™ during the last quarter 2005.

HNIPU Intellectual Property Rights

U.S. Patent Number 6120905 for HNIPU network polymers and composites formed there from was issued on September 19, 2000. Patents for this technology have also been issued in Europe (EP 1088021, PCT WO 9965969) and Australia (4441099). These patents have been assigned to Eurotech. The method of synthesis of cyclocarbonates and nonisocyanate or hybrid nonisocyanate network polyurethanes is patent applied for in the United States, which application has been assigned to Eurotech. We are a licensee of Eurotech. As a regular part of our business activities, we intend to submit patent applications to protect our developed intellectual property, improvements and extensions, although we do not know whether any technologies that we develop will be patentable.

EMR/AC Intellectual Property Rights

U.S. Patent Number 4,922,467 for Acoustic Detection Apparatus (Acoustic Core) was issued to David Caulfield on May 1, 1990 and subsequently assigned to Ocean Data Equipment Corporation. This patent was significantly improved, for which U.S. Patent Number 6,545,945 was issued on April 8, 2003. Electromagnetic Radiography technology has been protected under trade secret laws. The worldwide exclusive licensing rights to these technologies for the detection of nuclear and hazardous materials at nuclear remediation and marine dredging sites, and for oil exploration, were obtained by Eurotech and, except to the extent related to the illicit materials detection application of these technologies, were subsequently licensed to Global Matrechs.

LEM Intellectual Property Rights

Eurotech has acquired the intellectual property rights associated with U.S. Patent #6303683 (issued October 16, 2001) for Liquid Ebonite mixtures and coatings, and concretes formed therefrom and an application filed under the Patent Cooperation Treaty (PCT/US99/16883) on July 26,1999 by Dr. Igor Figovsky, the inventor of these technologies. We are a licensee of Eurotech.

Firesil(TM) Intellectual Property Rights

Eurotech acquired the formula for Firesil(TM) from Dr. Figovsky, its inventor, in 2000. Eurotech terminated previously initiated patent applications and has elected to protect this formula as a trade secret. Eurotech owns the federally registered trademark “Firesil”. We are a licensee of Eurotech.

Government Regulation

The use of NuCap(TM) is subject to U.S. environmental safety laws and regulations pertaining to the safe use and containment of hazardous and nuclear waste. Based on the results of tests conducted by Eurotech, we believe that the NuCap(TM) compounds meet current applicable regulations for safe use, containment and storage of hazardous and nuclear materials. It is, however, possible that more stringent or different standards may be adopted or applied in the future that might influence the intended use for NuCap(TM) and it is also possible that the standards, if adopted or applied, may materially increase the cost to us of using NuCap(TM) compounds or prevent their use altogether. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of NuCap(TM) based materials.

The manufacture of HNIPU and operation of EMR/AC(TM) equipment is not expected to be impacted adversely by government regulations. HNIPU’s MSDS identifies the limited risks associated with the manufacture, handling and application of the non-isocyanate polyurethane. OSHA outlines operational regulations as related to acoustic frequencies and power levels as might be applied to EMR/AC(TM) operations. We have currently applied to the EPA for approval of HNIPU to be sold in the United States

The manufacture and use of HNIPU is subject to U.S. environmental safety laws and regulations pertaining to the safe use of chemicals and polymeric materials. While HNIPU does not use highly toxic compounds like isocyanates, it is still subject to governmental regulations, but based on preliminary assessments by Eurotech we believe that HNIPU compounds will meet current and future regulations. If we are successful in licensing various HNIPU binders to chemical and polymer manufacturers, we expect that the licensees will bear the costs of applying for governmental approvals required for manufacturing and industrial usage. We are not aware of any other U.S. or foreign laws or regulations that significantly hinder the marketing, sale, or use of HNIPU based materials.

Employees

Global Matrechs currently employs 1 individual, 3 part-time sales and marketing consultants, and 1 part time CFO.

LEGAL PROCEEDINGS

On February 9, 2005 Global Matrechs, Inc, filed suit in the Supreme Court of the State of New York, County of New York against Eurotech, Ltd. for its failure to fulfill its obligations under the license agreement between the parties dated May 22, 2003. The suit also sought the enforcement of the notes issued by Eurotech to Woodward, LLC which were assumed by Global Matrechs in the exchange agreement between Global Matrechs and Woodward on January 31, 2005. The complaint sought damages totaling $672,677 plus interest and attorney’s fees which are yet to be determined. This litigation was settled in connection with the settlement of claims with Eurotech and Carey Naddell individually described below.

On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company in the United States District Court - Southern District of New York for damages in the amount of at least $240,000 with interest attorney’s fees and disbursement based upon an alleged breach of a written service agreement.

On June 24, 2005, Eurotech, Ltd. filed a complaint against Global Matrechs in the Supreme Court of the State of New York, County of New York, (Index No. 108773/05) for an alleged failure to fulfill our obligations under our License and Exchange Agreement dated March 27, 2003 with Eurotech, Ltd. thereby depriving Eurotech, Ltd. of its contractual right to convert 700 Series H Preferred Stock and selling 7 million shares of our common stock. Eurotech, Ltd. is seeking damages in an amount to be determined at trial but believed according to the defendant to exceed $100,000 plus interest and attorney’s fees which are yet to be determined.

On March 16, 2006, we, Naddell and Eurotech executed a full mutual release of claims, completing a settlement of each of the above-described actions.

In connection with the Eurotech matter, Eurotech will return 2,500 shares of Series H, convertible Preferred Stock to the Company in full settlement of claims relating to its failure to fulfill obligations under the license agreement, and Eurotech’s obligations to Woodward, which were assumed by the Company on January 31, 2005.

In connection with the Cary Naddell matter, a settlement was reached whereby this former consultant received $175,000 in full settlement of related claims for compensation of past services. The claim existed at December 31, 2005, yet was resolved prior to the release of the accompanying audit report. The Company also believes that the provisions of SFAS No. 5 as it pertains to contingencies is relevant literature for purposes of accruing a contingent loss.

At December 31, 2005, based on settlement date of March 15, 2006, the Company accrued a settlement liability and related settlement expense of $175,000. Under the terms of the settlement, $25,000 was due and paid at closing, and the balance of $150,000 is payable in seven (7) equal monthly installments of $21,428.57 commencing on April 15, 2006 with final installment payment due on or before October 15, 2006.

We are not a party to any other material legal proceedings. From time to time, we are involved in various routine legal proceedings incidental to the conduct of our business.

PROPERTIES

  Since December 31, 2004, we have occupied approximately 550 square feet in one office building in Ridgefield, Connecticut on a lease that goes through September 2006. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the respective areas.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board Composition. Our board of directors is divided into three classes, each of which serves a three-year term. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Thomas L. Folsom is a Class I director, K. Ivan F. Gothner is a Class II director and Michael Sheppard is a Class III director. Mr. Sheppard was elected at a special meeting of our stockholders held on March 22, 2004. Mr. Folsom and Mr. Gothner were appointed to fill vacancies left by the resignations of previous directors. Ordinarily, the three classes of directors serve for staggered terms of three years each. However, because we have not had an annual meeting since June 29, 2000, our three current directors will serve until our next annual meeting of stockholders and thereafter until a successor is duly elected and qualified. In the event we have a 2006 annual meeting, the term of our Class I director would next expire at our 2007 annual meeting of stockholders, the term of our Class II director would next expire at our 2008 annual meeting of stockholders, and the term of our Class III director would next expire at our 2009 annual meeting of stockholders.

Executive Directors and Executive Officers. Our directors and executive officer are as follows:

Name	Age	Position
Michael Sheppard	56	Chief Executive Officer, President, Acting Chief Financial Officer, Chief Operating Officer, and Chairman of the Board

Thomas L. Folsom	53	Director

K. Ivan F. Gothner	47	Director

Michael Sheppard has served as our president, chief operating officer and chief financial officer since July 2004. He has served as our acting chairman of our board of directors since November 2001. From May 2003 to July 2004, he served as our vice president and chief operating officer of our licensed technology division. From December 2002 to May 2003, he served as a consultant to our company. From 1997 to December 2002, he served as the president and chief operating officer of Technest Holdings, Inc. (f/k/a Financial Intranet, Inc.). From 1995 to 1997, Mr. Sheppard served as the chief operating officer of Freelinq Communications, a provider of real time video-on-demand via ATM/XDSL technology. From 1992 to 1995, he served as the chief executive officer of MLS Lighting Ltd., a company in the entertainment sector. From 1980 to 1992, Mr. Sheppard served as the president of Lee America, a Westward Communications Company. Mr. Sheppard has a BA and MFA.

Thomas L. Folsom has served on our Board of Directors since January 11, 2006. He is currently a principal at TRIP, Inc., a California-based company that manages and assists in the development of professional lighting products. Prior to that, from 1995 to 1999, he was a Vice President at Strand Lighting, Inc. where he was responsible for Sales, Purchasing Engineering and Documentation. He holds an MA in technical theatre from the University of Nebraska and a BFA from Westminster College in the field of theater lighting and sound.

K. Ivan F. Gothner has served on our Board of Directors since January 11, 2006. Prior to serving on the Board of Directors Mr. Gothner served as a consultant and acting Secretary to the Company from July 1, 2005. He is currently a managing director and founder of Adirondack Partners, LLC, a private merchant banking firm with a focus on small and mid-size growth companies. Prior to founding Adirondack Partners in 1992, Mr. Gothner worked at Barclays Bank as a Senior Vice President of an investment banking unit catering to small and mid-size companies. Mr. Gothner serves on the Boards of Directors of Minds Island, LLC. He holds a Bachelor of Arts from Columbia College and a Masters in International Affairs from Columbia University’s School of International Affairs.

Summary Compensation Table

The following table provides summary information concerning the compensation earned by our executive officers for services rendered in all capacities for, 2003, 2004 and 2005. Other annual compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent of the executive officers’ respective total annual salary and bonus.

		Annual Compensation		Long-Term Compensation
Name and Position (1)	Year	Salary ($)	Bonus ($) (1)	Securities Underlying Options

Michael Sheppard (2) President, Chief Executive Officer and Chief Operations Officer	2005 2004 2003	$163,750 158,000 119,000	— — —	95,000 15,000 —

Mark J. Allen (3) Executive Vice President	2005 2004 2003	$100,000 50,000 —	— — —	30,000 15,000 —

________________

(1)	Each of the Company’s executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

(2)
Michael Sheppard served as our vice president of our licensed technologies division until July 2004 when he was appointed by the board of directors to serve as our president, acting chief financial officer and chief operating officer.

(3)	Mr. Allen resigned on December 29, 2005. Mr. Allen’s options were cancelled in connection with his resignation.

Option Grants in Last Fiscal Year

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date

Michael Sheppard	30,000	24%	$1.00	January 29, 2015
Michael Sheppard	15,000	12%	.80	August 18, 2015
Michael Sheppard	50,000	40%	.18	February 8, 2015
Mark J. Allen (1)	30,000	24%	$1.00	January 29, 2015

(1)	Mr. Allen resigned on December 29, 2005. Mr. Allen’s options were cancelled in connection with his resignation.

Aggregate Option Exercises and Fiscal Year-End Option Values

The following table provides information concerning stock options held at December 31, 2005 by the executive officers named in the summary compensation table.

Option Exercises in Last Fiscal Year and Year-End Option Values

	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In- The-Money Options at FY-End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Sheppard	110,000	0	N/A	N/A

Employment Arrangements

Employment Agreement with Mr. Allen. On December 31, 2004, we agreed to employ Allen and Mr. Allen agreed to render services for our company as our Executive Vice President and President of our whole owned subsidiary, True To Form for a period of two years, commencing on January 1, 2005. Under this agreement, we agreed to pay Mr. Allen a base salary equal to one hundred fifty thousand dollars annually in equal semi-monthly installments in arrears or otherwise in accordance with our standard procedures and policies. We also agreed to pay bonuses in cash or, at Mr. Allen’s option, in our common stock, based on True To Form’s 12-month trailing net sales figures, as follows:

·    $25,000 if net sales exceeded $1,000,000;

·    $25,000 if net sales exceeded $2,000,000; and

·    $100,000 if net sales exceeded $4,000,000.

Pursuant to this provision, in 2005 we issued options to purchase an aggregate 30,000 shares of our common stock to Mr. Allen. The agreement further provided that within 30 days after December 31, 2005, we would be required to issue a second non-statutory stock option to purchase a number of shares of common stock equal to the difference of (a) 1% of the common stock issued and outstanding as of December 31, 2005 minus (b) 30,000. All options issuable under the agreement were to be fully vested on the grant date. This agreement, and any equity interests Mr. Allen had in Global Matrechs (including options already granted), were terminated in connection with our sale of True To Form to him on December 29, 2005. The employment agreement itself was also terminated in connection with the sale of True To Form.

Compensation of Directors

Directors who are not employees of the Company are eligible to receive $1,000 per Board meeting attended and are eligible to receive automatic grants of stock options under the Company’s Non-Employee Directors Stock Option Plan and may receive additional grants of options under such plan at the discretion of the Compensation Committee of the Board of Directors. None of our directors received any compensation for services as directors in 2004 and 2005.

 EQUITY COMPENSATION PLAN DISCLOSURE

The following table provides information as of December 31, 2005 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

The equity compensation plans approved by our stockholders are our employee stock option plan and non-employee directors’ stock option plan. The equity compensation plans not approved by our stockholders are in the form of individual arrangements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders	19,370	$46.40	80,629

Equity Compensation Plans Not Approved by Security Holders	80,000	$0.78	670,000

Total	99,370	$6.60	750,629

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on August 7, 2006, there were issued and outstanding 21,053,041 shares of our common stock. The following table provides information regarding beneficial ownership of our common stock as of August 7, 2006 by:

·    each person known by us to be the beneficial owner of more than five percent of our common stock;

·    each of our directors;

·    each executive officer named in the summary compensation table; and

·    all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options that vest within 60 days of May 31, 2006.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percent
Michael Sheppard	0	1,110,000	1,110,000	5.0%
Thomas L. Folsom	0	105,000	105,000	*
K. Ivan F. Gothner	0	267,500	267,500	1.3%
Mark Allen (1)	0	0	0	*
All current directors and executive officers as a group (3 persons)	0	1,482,500	482,500	6.3%
______________________
* Represents beneficial ownership of less than 1.0%.

(1)	Mr. Allen resigned from our company as an officer and director on December 29, 2005.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other state court shall deem proper.

Article Twelve of our amended and restated bylaws states that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We sold substantially all of our assets used in our hosting and web site maintenance business to Tulix Systems, Inc. Timothy R. Robinson, George Bokuchava and Nino Doijashvili are the officers and directors of Tulix and own all of its outstanding stock. Until, May 31, 2004, they were also our officers and directors, with the exception of Mr. Robinson who resigned as a director on July 1, 2004. As consideration for these assets, Tulix issued to us shares of its common stock that represents 15% of its outstanding shares; issued to us a secured promissory note for a principal amount of $70,000; and, assumed certain of our obligations.

In May 2003, we entered into a licensing agreement with Eurotech, Ltd. Dr. Graves, who was then a member of our board of directors and a vice president, was also the chief financial officer and a member of the board of directors of Eurotech. In exchange for the licenses, we issued to Eurotech 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock, and agreed to pay Eurotech a royalty of seven percent (7%) on net sales generated by the licensed technologies and a royalty of four percent (4%) on net sales generated by products and services that are improvements on the licensed technologies. The holders of the outstanding shares of our Series F preferred stock cancelled their outstanding shares of our Series F preferred stock in exchange for shares of our Series H preferred stock.

On May 31, 2004, we completed the sale of our internet hosting and website maintenance business to Tulix Systems, Inc., a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of our Company, are officers, directors and founding shareholders. We recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. Mr. Robinson, Dr. Bokuchava, and Dr. Doijashvili have subsequently resigned from the Company and have released the Company from all further employment obligations.

In July 2003, we executed a secured promissory note in favor of MacNab LLC that allows us to borrow up to $542,950. MacNab LLC owns the outstanding shares of our Series C, Series D, and Series E preferred stock. In addition, MacNab LLC agreed to accept shares of our common stock as payment for approximately $2,000,000 of penalties that may be owed for our failure to register for resale shares of our common stock issuable upon conversion of its outstanding preferred stock.

On December 31, 2004 we entered into an agreement and plan of Merger (the “Merger Agreement”) to acquire True to From, a private company wholly and controlled by one of our directors Mark Allen. In accordance with the terms of the Merger Agreement, on December 31, 2004.

·    Our subsidiary True To Form issued to Mark Allen a secured note in principal amount of $500,000, payable over five years at an annual interest rate of 8%, with $100,000 due after one year and the remaining principal amount due on December 31, 2009; and

·    We issued to Mark Allen 500,000 shares of our common stock. We refer to these shares as the share consideration. The share consideration is subject to the following adjustments. If True To Form generates gross revenues of at least $3,000,000 for the twelve months ended December 31, 2006, and the value of 500,000 shares initially issued as consideration is less than $2.5 million, we will be required to issue additional shares or, at our option, pay cash to cover the difference. However, if the value of the initial shares on December 31, 2006 exceeds $3.5 million, Mr. Allen will be required to return to us such portion of the initial shares equal in value to the excess. If True To Form’s gross revenues fail to meet or exceed the $3 million threshold, the aforementioned minimum and maximum values will be $2.0 million and $3.0 million, respectively. The additional shares that we may be required to issue to adjust the share consideration in accordance with the terms of the Agreement and Plan of Merger are not covered by these registration statement.

·    The note is secured by all of the assets of True To Form under the terms of a Security Agreement by and between True To Form and Mr. Allen, entered into on December 31, 2004. In addition, we have guaranteed the note in full pursuant to the terms of a guaranty issued to Mr. Allen entered into on December 31, 2004, and pledged as collateral to the note all of the common stock of True To Form in favor of Mr. Allen pursuant to the terms of a collateral pledge agreement entered into on December 31, 2004.

Since January 1, 2005 we have issued options to purchase 105,000 shares of common stock to Mark Allen under the terms of his employment agreement and our equity compensation plan for directors and to Michael Sheppard in accordance with the terms of our option plan for directors.

On December 29, 2005 we completed the transfer of all of the issued and outstanding capital stock of True To Form Limited, Inc. back to Mr. Allen pursuant to the terms of a Stock Purchase Agreement between him, True to Form, and us. As a result of this sale, we no longer hold any equity interest in True To Form. The consideration was determined on the basis of these negotiations. The consideration for the sale of True to Form consists of:

·    the issuance by True To Form to us of a promissory note described below in the initial principal amount of $250,000, which note accrues interest at an annual rate of one percent plus the prime rate as reported by a nationally recognized commercial bank and has a maturity date of January 1, 2011;

·    the cancellation of our guaranty of the amounts owed under a promissory note issued by True to Form to Mr. Allen in connection with our acquisition of True to Form; and

·    the surrender by Mr. Allen of the 500,000 shares of our common stock that were issued to him as partial consideration for our purchase of True to Form on December 31, 2004 and the cancellation of all other equity interest in Global Matrechs held by Mr. Allen.

In addition, we agreed to the cancellation of amounts owed under a note issued by us to True to Form for working capital purposes in the aggregate amount of $280,000.

In connection with this transaction, Mr. Allen resigned from his positions as Executive Vice President and Director of Global Matrechs. This action was not, to the knowledge of any executive officer of the Company, because of a disagreement on any matter relating to the Company’s operations, policies or practices.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 900,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of August 7, 2006 we had 21,053,401 shares of our common stock issued and outstanding. On April 25, 2006, our shareholders approved a reverse split of our common stock, and on May 26, 2006, we effected the reverse split at a ratio of 1:20. The reverse split had the effect of reducing the outstanding shares of common stock by a factor of 20. The split did not affect the number of shares we are authorized to issue. Therefore, the reverse split resulted in an increase in the number of our authorized but unissued shares of our common stock.

Common Stock

Voting: Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends: Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and Dissolution: In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights and Restrictions: All outstanding shares are fully paid and nonassessable.

Listing: Our common stock is traded on the over-the-counter bulletin board.

Preferred Stock

Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval.

The following is a summary description of the principal terms of each series of our preferred stock with shares outstanding as of the date of this prospectus, as well as other information with respect to each series. For a complete statement of all the terms of each series of preferred stock, please review the applicable certificate of designation that we have previously filed.

As of August 7, 2006 we have made the following designations:

·    175 shares are designated as Series C preferred stock, of which 0.00 shares are outstanding;

·    1,069 shares are designated as Series G preferred stock, of which 876 shares are outstanding;

·    13,500 shares are designated as Series H preferred stock, of which 8,662; and

·    490.5 shares are designated as Series I preferred stock, all of which are outstanding.

The terms of our series of preferred stock are summarized below. Except as change noted, the rights of the various series of preferred stock are substantially the same.

Dividends: No series of preferred stock accrues dividends. However, no dividends may be paid with respect to the common stock unless (i) we obtain the permission of the holders of a majority of the outstanding shares of each series of preferred stock or (ii) we issue to each preferred stockholder an equivalent dividend with respect their preferred stock on an as-converted basis (without regard to any percentage limitations set forth in the conversion feature, as described in further detail below). In any case, we may not issue any dividends if, after fulfilling the rights of the holders of all series of preferred stock, our cash and cash equivalents would be less than the sum of (i) our liabilities and (ii) 120% of the aggregate liquidation payment that would be payable to the holders of preferred stock were a liquidation to take place on that date.

Voting Rights: Except as otherwise provided under Delaware law, the holders of preferred stock have no right to vote their shares with the holders of our common stock on any issue before the stockholders. However, each series of preferred stock is entitled to vote as a separate class on any action that would result in a change to the rights, powers or preferences of the preferred stock of such series. In the case of the Series C and the Series E preferred stock, the action must be approved by holders of a majority of the outstanding shares of each series so affected, and in the case of Series G, Series H and Series I preferred stock, the action must be approved by holders of at least two-thirds of the outstanding shares of each series so affected.

Redemption: Provided we have lawfully available funds, we may elect to redeem shares of the Series C preferred stock. However, with respect to each series, we may redeem only in blocks of at least 20 shares. The Series G, Series H and Series I preferred stock carry no redemption feature.

Dissolution: In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the Series C preferred stock will receive a liquidation payment per share equal to its “stated value” for such series, which is the sum of the initial “stated value” of $20,000 plus an additional premium of $1,000 for each one-year period a share is outstanding (and a pro rata portion thereof for the part of the current year completed, if any, as of the date of dissolution).

The holders of the Series G and Series H preferred stock will receive a liquidation payment per share of $1,000, and the holders of the Series I preferred stock will receive a liquidation payment per share of $100.

Conversion: Each series of preferred stock is convertible at the option of the stockholder at any time. The conversion features of the preferred stock differ by series and they are detailed below:

Each share of Series C preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing the stated value (calculated in the same manner is in the case of a dissolution) by 82.5% of (i) $117.50 or (ii) the average closing bid price of our common stock for the five trading days immediately preceding the conversion date, whichever is lower.

Each share of Series G preferred stock is convertible into a number of shares of common stock equal to the number obtained by dividing $1,000 by 82.5% of the average closing bid price of our common stock for the five trading days immediately preceding the conversion date.

Each share of Series H preferred stock is convertible into 500 shares of our common stock.

Each share of Series I preferred stock is convertible into 500 shares of our common stock.

Maximum Number of Shares Issuable: The terms of our preferred stock limit the number of shares that a stockholder may convert at any given time if the common stock held by such stockholder after conversion would exceed the percentages of our outstanding common stock set forth below:

Series	Percent Limitation
Series C	4.9%

Series G	9.9%
Series H	9.9%
Series I	9.9%

Delaware Law and Certain Charter and Bylaw Provisions

Provisions of Delaware law, our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer,

proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Stock. We have shares of common stock and preferred stock available for future issuance, in some cases without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Business Combinations. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date the person becomes an interested stockholder, unless the business combination or the transaction in which the person becomes an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An interested stockholder includes a person who, together with affiliates and associates, owns, or did own within three years before the person was determined to be an interested stockholder, 15% or more of a corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price of our common stock.

Staggered Board; Removal of Directors. Our charter and by-laws provide:

·    for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms;

·    That directors may be removed only for cause by the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock entitled to vote; and

·    any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office.

The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

Stockholder Action; Special Meeting of Stockholders. Our charter and by-laws provide that:

·    any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting; and

·    special meetings of the stockholders may be called by the board of directors, the chairman of the board of directors, or at the request of the holder or holders of not less than 40% in voting power of our shares of capital stock issued and outstanding and entitled to vote on the issue to be voted on at the special meeting.

The foregoing provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders’ meeting. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to the calling of a special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws provide that nominations for election to the board of directors may be made either by the board or by a stockholder who complies with specified advance notice provisions. Our by-laws contain similar advance notice provisions for stockholder proposals for action at a stockholders’ meeting. These provisions prevent stockholders from making nominations for directors and proposals from the floor at any stockholders’ meeting and require any stockholder making a nomination or proposal to give us advance notice of the names of the nominees or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, before the meeting at which directors are to be elected or action is to be taken. Our secretary must generally receive the notice at least 60 days before the date of the meeting. The notice must contain, among other things, a description of the business the stockholder desires to bring before the meeting, its reasons for doing so, the name and address of the stockholder, any material interest the stockholder may have in the business and the stockholder’s beneficial ownership of our securities.

These provisions may have the effect of delaying stockholder action. Our charter and by-laws require the affirmative vote of the holders of at least 75% in voting power of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal these provisions.

Limitation of Liability. Our charter limits the liability of our directors for beach of their fiduciary duties to the maximum extent permitted by Delaware law. Under our charter, no director will be personally liable for monetary damages for breach of his or her fiduciary duties as a director except for liability:

·    for any breach of the director’s duty of loyalty to us or our stockholders;

·    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

·    for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

·    for any transaction from which the director derives an improper personal benefit.

Indemnification. Our by-laws contain provisions to indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our charter covers at least negligence on the part of an indemnified person. Our charter permits us to advance expenses incurred by an indemnified person in connection with the defense of any action or proceeding arising out of the person’s status or service as our director, officer, employee or other agent upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders. The selling stockholders have advised us that once the registration statement of which this prospectus is part becomes effective with the Commission, the shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or its pledgees, donees, or successors in interest as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions). Such sales may be made on the OTC Bulletin Board, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by any means permitted under law, including one or more of the following:

·    a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

·    purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

·    an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

·    ordinary brokerage transactions in which the broker solicits purchasers; and

·    privately negotiated transactions.

The selling stockholders are not obligated to sell any or all of the shares covered by this prospectus.

Post-Effective Amendments. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. We have advised the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Broker-dealer and Agents. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

Brittany Capital Partners Limited. Brittany was formed in 2001 as a corporation and incorporated under the laws of the Bahamas. Brittany is in the business of investing in and financing public companies. Brittany does not intend to make a market in Global Matrechs’ stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Global Matrechs’ common stock.

Brittany is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of our common stock under the Private Equity Credit Agreement.

Short Sales. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares covered by this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell or otherwise transfer under this prospectus. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

Prospectus delivery Obligations. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

Costs, expenses and fees. All costs, expenses and fees in connection with the registration of the shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders.

Indemnification. We have agreed to indemnify the selling stockholders and, if applicable, their controlling persons against certain liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the shares.

Effectiveness of the registration statement. We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (i) the first anniversary of the then-most recent closing date under the Private Equity Credit Agreement or (ii) all of the securities offered hereunder by Brittany are sold.

Blue sky laws. We have advised the selling stockholders that in order to comply with the securities laws of certain states, the shares must be sold only through registered or licensed brokers or dealers, and that the sale and issuance of shares may be subject to the notice filing requirements of certain states.

Penny stock rules. Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

Regulation M. We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934, may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit it from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholders are distributing shares covered by this Prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.

AVAILABLE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

·    read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

·    obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

LEGAL MATTERS

Foley Hoag LLP of 155 Seaport Boulevard, Boston, Massachusetts 02210 has advised us about the legality and validity of the shares. We know of no members of Foley Hoag who are beneficial owners of our common stock or preferred stock.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and December 31, 2004 have been incorporated in this registration statement in reliance upon the reports of Sherb & Co., LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Global Matrechs, Inc.

We have audited the accompanying balance sheet of Global Matrechs, Inc. as of December 31, 2005 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2005 and 2004, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Matrechs, Inc. as of December 31, 2005 and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has net cash used in operations, a net working capital deficit, a stockholders’ deficit and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SHERB & CO., LLP
Certified Public Accountants

Boca Raton, Florida
March 27, 2006

GLOBAL MATRECHS, INC.
BALANCE SHEET
DECEMBER 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$67,993
Investment in available for sale marketable securities	108,666
Note receivable	50,000
Inventory	28,590
Prepaid expenses	20,045
TOTAL CURRENT ASSETS	275,294

OTHER ASSETS
Investment, at cost	51,949
Note receivable	250,000
TOTAL ASSETS	$577,243

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,405,352
Note payable	200,000
Convertible notes payable - net of debt discount	4,590,456
Derivative liability	1,112,873
TOTAL CURRENT LIABILITIES	7,308,681
Convertible preferred stock	4,211,062

STOCKHOLDERS’ DEFICIT:

Preferred stock, Series H, $.01 par value, 13,500 shares authorized, 12,442
shares issued and outstanding, convertible, participating, $12,442,000 liquidation value	$124
Preferred stock, Series I, $.01 par value, 490.5 shares authorized, 490.5 shares
issued and outstanding, convertible participating, $49,050 liquidation value	5
Common Stock, $.0001 par value, 300,000,000 shares authorized 7,334,615 shares	733
issued and outstanding
Additional paid-in capital	25,648,119
Accumulated deficit	(36,471,554)
Accumulated other comprehensive loss	(119,927)
TOTAL STOCKHOLDERS’ DEFICIT	(10,942,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$577,243

See accompanying notes to audited financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Revenues	$125	$620
Cost of Revenues	30	558
Gross Profit	95	62
Operating expenses
Bad debt expense (recovery)	250,000	(47,232)
Depreciation and amortization	147,933	197,244
Loss on impairment	525,986	—
Settlement expense	175,000	—
General and administrative	1,621,909	1,321,161
Total operating expenses	2,720,828	1,471,173
Loss from continuing operations	(2,720,733)	(1,471,111)

Other income (expense):
Interest expense	(5,529,463)	(1,621,520)
Change in fair value of derivative instruments	2,928,808	(87,171)
Other income, net of expense	—	211,395
Interest income	20,962	—
Total other expense, net	(2,579,693)	(1,497,296)

Net loss from continuing operations	(5,300,426)	(2,968,407)

Discontinued operations
Loss from discontinued operations (including loss on disposal of $383,524 and loss on disposal of $124,385 in 2005 and 2004, respectively)	(809,380)	(30,022)
Loss on discontinued operations	(809,380)	(30,022)
Net loss applicable to common shareholders	(6,109,806)	(2,998,429)

Comprehensive loss
Unrealized loss on available for sale marketable securities	(119,927)	—

Total comprehensive loss	$(6,229,733)	(2,998,429)

Net loss per share -- basic and diluted
Net loss from continuing operations	(1.24)	(3.53)
Net loss from discontinued operations	(0.19)	(0.04)
Net loss per share -- basic and diluted	$(1.43)	$(3.57)

Weighted average number of shares outstanding during the year -- basic and diluted	4,287,167	839,508

See accompanying notes to audited financial statements.

GLOBAL MATRECHS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

								Accumulated
						Additional		Other
	Preferred		Common		Treasury	Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Loss	Deficit
Balance, December 31, 2003	13,500	$135	749,958	$75	$(8,659)	$20,218,851	$(27,363,319)	$—	$(7,152,917)
Issuance of Series I preferred stock	490	5							5
Receipt of Treasury stock			(245,250)	(25)	(318,825)	318,847			(3)
Issuance of Common Stock			107,554	11		105,054			105,065
Beneficial conversion feature on promissory notes, net of expenses						526,459			526,459
Issuance of warrants for services rendered						258,942			258,942
Conversion of Series H preferred stock to common stock	(150)	(2)	75,000	8		(6)			—
Conversion of temporary equity to common stock			1,107,510	111		820,373			820,484
Acquisition of True To Form Ltd.			500,000	50		599,950			600,000
Net loss							(2,998,429)		(2,998,429)
Balance, December 31, 2004	13,840	138	2,294,772	230	(327,484)	22,848,471	(30,361,748)	—	(7,840,394)
Retirement of treasury stock					327,484	(327,484)			—
Conversion of temporary equity to common stock			2,306,462	231		2,301,294			2,301,525
Conversion of Series H preferred stock to common stock	(908)	(9)	454,000	45		(36)			—
Conversion of promissory notes to common shares			296,393	30		235,476			235,506
Beneficial conversion feature on promissory notes						250,000			250,000
Equity line advances			2,368,841	237		484,893			485,130
Issuance of common stock for services			114,148	11		138,249			138,260
Issuance of stock options for services						15,799			15,799
Cancellation of stock warrants						(227,593)			(227,593)
Cancellation of shares - discontinued operations			(500,000)	(50)		(70,950)			(71,000)
Net loss							(6,109,806)		(6,109,806)
Accumulated other comprehensive loss								(119,927)	(119,927)
Balance, December 31, 2005	12,932	$129	7,334,615	$733	$—	$25,648,119	$(36,471,554)	$(119,927)	$(10,942,500)

See accompanying notes to audited financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(6,109,806)	$(2,998,429)
Adjustments to reconcile net loss to cash used in
operating activities:
Amortization of intangibles	147,933	197,244
Recovery of bad debts	—	(47,232)
Asset impairment charge	525,986	—
Change in fair value of warrants	(2,928,808)	57,639
Change in fair value of conversion feature-preferred stock	—	29,534
Stock, warrants and options granted in exchange for services rendered	300,734	—
Amortization of beneficial conversion feature	4,469,525	1,920,245
Loss from discontinued operations	809,380	124,385
Change in operating assets and liabilities:
Accounts receivable	—	321,650
Inventory	(28,590)	—
Prepaid expenses	(5,528)	65,344
Accounts payable	1,041,432	(137,453)
Net cash used in operating activities	(1,777,742)	(467,073)

CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of Tulix loan	72,858	—
Loan to Tulix	—	(71,225)
Issuance of note receivable	(50,000)	—
Purchase of investments	(228,593)	—
Net cash used in investing activities	(205,735)	(71,225)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of loan payable	200,000	—
Proceeds from issuance of convertible loans payable	1,270,000	597,950
Proceeds from equity line	450,000	—
Net cash provided by financing activities	1,920,000	597,950

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(63,477)	59,652
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	131,470	71,818
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$67,993	$131,470

Supplemental disclosure of non-cash investing and financing activities:
Conversion of preferred shares into 2,760,462 and 2,306,462 shares of common stock in 2005 and 2004, respectively	$2,301,525	$820,484
Conversion of notes payable into 296,393 shares of common stock	$235,506	$—

See accompanying notes to audited financial statements.

Note 1 - Organization and Basis of Presentation

(A) Organization

Global Matrechs, Inc. f/k/a Homecom Communications, Inc. (“The Company”) markets and sells technologies licensed from Eurotech to manufacturers and other parties.

Prior to May 31, 2004, we derived revenue from professional web development services, software licensing, application development, insurance and securities sales commissions, hosting fees and transactions fees. On May 31, 2004, we sold substantially all of our assets used in the operation of our hosting and web site maintenance business. We have kept a 15% interest in the surviving entity. As a result of this sale, our business consisted exclusively of the marketing of technologies licensed from Eurotech, Ltd. under a licensing agreement dated May 22, 2003.

On December 31, 2004, we completed the acquisition of True To Form, Ltd. (“True To Form”, (“TTF”)), a maker of specialized lighting products for a range of markets. As a result of this transaction, TTF became our wholly owned subsidiary. The sole shareholder of TTF was, prior to the acquisition, a member of our Board of Directors. Following the acquisition, this individual continued as the President of TTF and served as Executive Vice President of the Company. The acquisition was a result of arm’s length negotiations and was unanimously approved by the disinterested members of our Board of Directors.

On December 29, 2005, we completed the sale of TTF back to its original owner. Our primary source of operating revenue had been, prior to this sale, the specialty lighting group. However, during 2005, TTF was unprofitable. As a result of this sale, we no longer hold any equity interest in TTF. During 2005, the accompanying financial statements account for the disposal of TTF as a component of discontinued operations. See note 15.

(B) Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to (i) make estimates and assumptions that affect the reported amounts of assets and liabilities, (ii) disclose contingent assets and liabilities at the date of the financial statements, (iii) prepare the financial statements as a going concern and (iv) report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $6,109,806 and net cash used in operations of $1,777,742 for the year ended December 31, 2005 and a working capital deficiency of $7,033,387 accumulated deficit of $36,471,554 and a stockholders’ deficit of $10,942,500 at December 31, 2005.

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company continues to experience negative cash flows from operations and is dependent on continued financing from investors to sustain its activities. During 2005, the Company sold its formally wholly-owned subsidiary TTF, this represented all significant revenues generated by the Company in 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is planning to obtain additional capital principally through the sale of debt and equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Significant Accounting Policies

(A) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2005 and 2004 include valuation of available for sale marketable securities pursuant to SFAS No. 115, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation of all components of derivative liabilities, valuation and related amortization of intangible assets and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

(B) Principles of Consolidation

The Company sold its wholly-owned subsidiary on December 29, 2005. There are no intercompany eliminations at December 31, 2005.

(C) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Marketable Securities

We classify our investments as “available-for-sale” in accordance with the provisions of Statement of Financial Accounting Standards No. 115. “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). We do not have any investments classified as “trading”. Investments that we intend to hold for more than one year are classified as long-term investments.

Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of tax, reported in other comprehensive income. Unrealized losses considered to be “other-than-temporary” are recognized currently in earnings. The cost of securities sold is based on the specific identifications method. The fair value of most investment securities is determined by currently available market prices. Where quoted market prices are not available, we use the market price of similar types of securities that are traded in the market to estimate fair value.

At December 31, 2005, we maintained a portfolio consisting of common stock of one publicly traded entity.

The Company periodically reviews its investments in marketable securities and impairs any securities whose value is considered non-recoverable. There were no impairment losses charged to operations during the years ended December 31, 2005 and 2004.

(E) Non-Marketable Securities

Certain securities that the Company may invest in can be determined to be non-marketable. Non-marketable securities where the Company owns less than 20% of the investee are accounted for at cost pursuant to APB No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”). The Company is currently carrying this investment as a non-current asset due to the likelihood and expectation of not liquidating the investment within the next twelve months.

The Company periodically reviews its investments in non-marketable securities and impairs any securities whose value is considered non-recoverable. There were no impairment losses charged to operations during the years ended December 31, 2005 and 2004.

(F) Intangibles and Other Long-Lived Assets

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. Goodwill represents the excess of the cost of the Company’s acquired subsidiaries or assets over the fair value of their net assets at the date of acquisition. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill is no longer subject to amortization over its estimated useful life; rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test.

There were no impairment charges taken during the years ended December 31, 2005 or 2004, respectively.

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset.

During the year ended December 31, 2005, the Company recognized and charged to operations an impairment charge of $525,986 in connection with non-recoverable license technology. There were no impairment charges recognized during the year ended December 31, 2004.

In connection with the disposition of TTF, the Company disposed of $1,469,108 of goodwill that was recorded as part of the acquisition. See note 15.

(G) Derivative Liabilities

As described further in Note 8, during the year ended December 31, 2005, the Company sold $1,270,000 of convertible debt along with 2,702,121 freestanding warrants. In connection with the debt funding in 2005, the Company recorded an aggregate derivative liability of $2,486,059 for the warrants and a corresponding debt discount of $1,268,032. The net derivative liability for these warrants upon remeasurement at December 31, 2005 was $425,215. The net amount included amortization of a related debt discount to interest expense totaling $399,986. At December 31, 2005, the Company remeasured its convertible preferred stock conversion option at fair value which aggregated $666,499.

In order to determine whether the Company had a derivative liability the Company reviewed Emerging Issues Task Force (“EITF’) - EITF 05-02, “The Meaning of Convertible Debt Instrument in Issue No. 00-19”.

Pursuant to the terms of the convertible debt and the detachable warrants issued, management determined that the warrants do not qualify as equity instruments under the provisions of EITF No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock, and, therefore, should also be accounted for as derivatives under the provisions of SFAS No. 133. In addition, as a result of the previously issued convertible preferred stock and under the provisions of EITF No. 00-19, the Company was no longer able to conclude that it has sufficient authorized and unissued shares available to settle its previously issued non-employee options and warrants after considering the commitment to potentially issue common stock under terms of the convertible preferred stock if there should ever be an event of default or upon actual conversion.

As such, effective with the issuance of the convertible preferred stock, the fair value of all non-employee options and warrants are accounted for as derivative liabilities under the provisions of SFAS No. 133. Changes in the fair value of the non-employee options and warrants will be recorded through earnings at each subsequent reporting period, so long as they continue to not qualify for equity classification. Non-employee options and warrants that are ultimately settled in common stock will be remeasured prior to settlement then reclassified to stockholders’ equity; however, any gains or losses previously recognized on those instruments will remain in earnings during the periods in which they were recognized.

At December 31, 2005, the Company had various convertible redeemable preferred stock and warrants that were accounted for pursuant to the provisions of SFAS No. 133, EITF No. 00-19 and EITF No. 05-2.

(H) Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The Company generated revenues only through its wholly-owned subsidiary. These revenues were included as a component of discontinued operations.

(I) Stock Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS No. 123. See note 8.

(J) Advertising

In accordance with Accounting Standards Executive Committee Statement of Position 93-7, (“SOP 93-7”) costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. Advertising expense for the years ended December 31, 2005 and 2004 were $600 and $0, respectively.

(K) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

(L) Earnings per Share

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and convertible preferred stock. At December 31, 2005 and 2004, the Company had 48,700,000 and 15,350,000 potential common share equivalents. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at December 31, 2005 and 2004, respectively. Accordingly, the basic and diluted EPS are the same.

(M) Comprehensive Income (Loss)

The Company computes comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income arises out of the Company’s accounting policy for available-for-sale securities. For the year ended December 31, 2005, the Company reported a Comprehensive loss of $119,927 which was attributed to an unrealized loss on available for sale marketable securities.

(N) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including inventory, certain notes receivable, investments in available for sale marketable securities, accounts payable and accrued expenses, loans payable and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

(O) Segments

In connection with the sale of TTF on December 29, 2005, the Company only has one reportable and identifiable segment. Therefore, the presentation of segment analysis pursuant to SFAS No. 131 is not required.

(P) Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. The Company is currently evaluating which transitional provision and fair value methodology it will follow. The Company expects that any expense associated with the adoption of the provisions of SFAS No. 123R will have a material impact on our results of operations. We are evaluating the requirements of SFAS No. 123(R) and SAB 107 to assess what impact its adoption will have on our financial position, results of operations and cash flows. Effective January 1, 2006, we have adopted SFAS No. 123(R).

In May 2005, the Financial Accounting Standard Board (“FASB”) issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”. EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that convertible preferred stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which had a material effect on our financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial position, results of operations and cash flows.

(Q) Reclassifications

Certain amounts in the year 2004 financial statements have been reclassified to conform to the year 2005 presentation. The results of these reclassifications did not materially affect financial position, results of operations or cash flows.

Note 4 - Investment - Marketable and Non-Marketable Securities

(A) Marketable Securities

The composition of marketable securities at December 31, 2005 is as follows:

	Cost	Fair Value	Unrealized Loss
Common stock	$228,593	$108,666	$119,927

There was minimal investment income for the year ended December 31, 2005. There were no such investments in 2004.

(B) Non-Marketable Securities

Prior to 2005, the Company obtained an interest in a private company in exchange for $51,949. The value of this investment at December 31, 2005 and 2004 was $51,949.

Note 5 - Inventory

Inventory consists of finished goods of NuCap products and is stated at the lower of cost or market utilizing the first-in, first-out method. At December 31, 2005, the Company had $28,590 of finished goods. During 2005 and 2004, there were no write-downs or obsolescence charges recorded.

Note 6 - Notes Receivable

In December 2005, the Company advanced working capital to an unrelated third party for $50,000 and recorded a note receivable. Pursuant to the terms of the note, the instrument had a stated interest of $12,500, was unsecured and due January 20, 2006. At January 20, 2006, the note was in default. The Company negotiated an extension through April 20, 2006. At December 31, 2005, the Company reflects a current asset of $50,000 for note receivable. At December 31, 2005, the remaining $12,500 for interest receivable had not been recorded since it was not due until the note’s maturity date.

On December 29, 2005, in connection with the sale of TTF, the Company as partial consideration recorded a note receivable totaling $250,000. See note 15.

Note 7 - Notes Payable

On December 7, 2005, the Company borrowed $200,000 from Southridge, maturing on February 10, 2006, bearing interest at an annual rate of 8%.  On March 29, 2006, the maturity date was extended to December 20, 2006.

Note 8 - Derivative Liabilities and Convertible Notes Payable

(A)	Convertible Promissory Notes Payable with Warrants

On various dates during 2005, the Company borrowed an aggregate $1,270,000 from two unrelated third parties pursuant to the terms of a convertible promissory note. Under the terms of these agreements, the convertible notes bore interest of 2%, were unsecured and due twenty four months from their issuance.

These convertible promissory notes were issued with warrants having expiration dates ranging from two to five-years. The investors were granted an aggregate 2,540,000 warrants to purchase shares of the Company’s common stock at an exercise price of $0.50 per share.

Pursuant to EITF No. 00-19 and EITF No. 05-2, on the issuance date, the Company recorded a derivative liability for the fair value of the warrants issued. The initial value of these warrants was $2,486,059. At December 31, 2005, upon remeasurement, these warrants were recorded as a derivative liability totaling $425,215 with the resulting change of $2,154,738 recorded as a change in fair value of derivative instruments. The Company followed the provisions of APB No. 14 in connection with the valuation of the embedded conversion option. As a result, the Company recorded a debit to interest expense and credit to notes payable for $1,218,027. The entire amount was charged to interest expense since the fair value of the warrants exceeded the face amount of the gross proceeds raised. Additionally, the convertible promissory notes were not subject to fair value remeasurement pursuant to EITF No. 05-2.

The following weighted average assumptions were used on the issuance dates of the convertible debt instruments for purposes of determining the fair value of the freestanding warrants during 2005:

Exercise price	$0.50
Expected dividend yield	0%
Expected volatility	200% - 214%
Risk free interest rate	4.25%
Expected life of warrant	5 years

Additionally, the Company determined that the fair value of the warrants granted in 2005 was $146,675. At December 31, 2005, upon measurement, these warrants were recorded as a derivative liability of $21,159, with the resulting change of $125,516 recorded as a change in fair value of derivative instruments. See Note 9(B)(iv).

The following weighted average assumptions were used on the grant dates for purposes of determining the fair value of the 162,121 warrants granted in 2005:

Exercise price	$0.50
Expected dividend yield	0%
Expected volatility	200%
Risk free interest rate	4.25%
Expected life of warrant	5 years

At December 31, 2005, the Company remeasured all 3,452,121 of its outstanding warrants classified as derivative liabilities using the following weighted average assumptions:

Exercise price	$0.50
Expected dividend yield	0%
Expected volatility	190% - 214%
Risk free interest rate	4.25%
Expected life of warrant	5 years

The fair value of the derivative liability was $446,374 at December 31, 2005.

In connection with the above convertible debt issuances, the convertible debt and freestanding warrants issued were classified as conventional convertible debt pursuant to EITF 00-19. EITF 00-19 does not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer).  Since the time that Issue No. 00-19 was issued, complex structures have arisen such that the term “conventional convertible debt instrument” is no longer adequately defined.

In Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF 00-19,” the EITF concluded that an instrument with the following characteristics should be considered “conventional” for purposes of applying Issue No. 00-19:

•	The holder has an option to convert the instrument into a fixed number of shares (or a corresponding amount of cash at the issuer’s discretion); and

•	The holder’s ability to exercise the option is based on either the passage of time or a contingent event.

As a result of applying the definitions of EITF 00-19 and EITF 05-2, the Company has accounted for the convertible debt financings pursuant to the provisions of APB No. 14, EITF No. 98-5 and EITF No. 00-27. The Company computed a debt discount on the aggregate $1,520,000 in convertible debt financing. The allocation was based on the allocable proceeds of the debt financings between the fair value of the beneficial conversion option of the related convertible debt instruments and detachable freestanding warrants. The Company began amortizing all debt discount to interest expense over the related term of the convertible debt. Upon full conversion of the convertible debt in November 2005, all remaining unamortized debt discount was charged to the statement of operations for the year ended December 31, 2005. The Company recorded the effect of the conversion by debiting interest expense and crediting additional paid in capital.

The terms of all of the 2% secured convertible promissory notes issued to MacNab, Southridge, DeNuccio, Colonial and Deer Creek during 2004 and 2005, each in substantially the same form, are convertible into shares of our common stock at a conversion price of $0.40 and each of the warrants are exercisable for $0.50 per share of our common stock. The promissory notes mature in two years and the warrants expire in five years.

Should our common stock fall below $0.60 cents for ten consecutive trading days, any holder of these notes may force prepayment at 140% of the principle amount plus interest. Conversion and exercise rights are restricted in that any of these note or warrant holders may not at any time have beneficial ownership of more than 4.999% of the total number of issued and outstanding shares of our common stock As of December 31, 2005, the stock price was below $0.60 where it has remained since October 2005. Accordingly, $618,000 is included in accounts payable and accrued expenses as a contingent liability in the event that the note holders assert this prepayment penalty. As of March 24, 2006, only one of the note holders has made the assertion, and in accordance with the assertion, during March 2006, the Company paid $10,000, representing 40% of the note, to the note holder.

On January 31, 2005, the Company entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired convertible promissory notes, and have accordingly assumed all rights pertaining thereto, issued by Eurotech Ltd. The notes are currently in default and have an aggregate outstanding principal amount of $290,000. The notes carry a default annual interest rate of 18% and are past due in their entirety. In exchange for these notes, we issued to Woodward a promissory note in the principal amount of $250,000. Accordingly, no gain or loss was recognized in connection with the exchange agreement. See Note 14.

Under the terms of the exchange agreement, the Company issued a 2 year convertible promissory note to Woodward for $250,000. The promissory note provides for conversion into shares of common stock at a conversion price of $0.40. The Company allocated $250,000 to the beneficial conversion feature to be amortized over two years; the term of the promissory note. During 2005, the Company amortized $114,384 of the beneficial conversion feature to interest expense. In addition, should our common stock fall below $0.60 cents for ten consecutive trading days, any holder of these notes may force prepayment at 140% of the principle amount plus interest. Conversion and exercise rights are restricted in that any of these note or warrant holders may not at any time have beneficial ownership of more than 4.999% of the total number of issued and outstanding shares of our common stock As of December 31, 2005, the stock price was below $0.60 where it has remained since October 2005. Accordingly, $100,000 is included in accounts payable and accrued expenses as a contingent liability in the event that the note holders assert this prepayment penalty.

The aggregate contingent liability for penalties relating to 140% forced repayment provisions included in all convertible promissory notes was $718,000 at December 31, 2005.

The warrants contain a cashless warrant provision. The holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. In the event such provision is used with respect to an exercise, the Company would receive no proceeds upon such exercise. In the aggregate, the promissory notes contain common stock purchase warrants to purchase up to 3,415,000 shares of our common stock.

(i)	Brittany

On June 1, 2004, as part of the agreement to Issue Preferred Series I (see Note 8(a)),  the Company borrowed $75,000 from Brittany. Under the terms of the convertible promissory note, Brittany, at its option, can convert the note into 75,000 shares of common stock at a price of $.05 per share or 80% of fair market value, at the time of conversion. The Company allocated $60,000 to the beneficial conversion feature, to be amortized over a period of twenty-four months; the period in which the holder can convert. During 2005, the Company amortized $30,000 of the beneficial conversion feature to interest expense. During 2005, Brittany assigned this note to MacNab LLC.

(ii)	MacNab

During September 2004, the Company restructured its borrowings from MacNab into a convertible promissory note of $542,950. Under the terms of the convertible promissory note, MacNab, at its option, can convert the note into shares of common stock at a price of $.05 per share or 80% of fair market value, at the time of conversion. The Company allocated $325,770 to the beneficial conversion feature, to be amortized over a period of twenty-four months; the term of the promissory note. During July 2004, the Company borrowed an additional $82,950 from MacNab under substantially the same terms. During 2005, the Company amortized $196,064 of the beneficial conversion feature to interest expense. On October 19, 2005, MacNab converted $16,000 of these promissory notes into 41,448 shares of common stock.

The value of the warrants on these 2005 borrowings exceeded the proceeds received. Accordingly, the notes have been discounted in full and the excess of $248,423 has been charged to interest expense during the period. In addition, the beneficial conversion feature of these notes was valued at $906,400. Since the conversion is at the option of the holder, and the note has already been discounted in full due to the cashless warrant feature, the value of the beneficial conversion feature was amortized to interest expense in full during 2005.

(iii)	Southridge

On October 19, 2004, we entered into a securities purchase agreement with Southridge Partners LP. Southridge purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $250,000 and we issued it a warrant to purchase 500,000 shares of our common stock.

On January 31, 2005, we entered into a Second Securities Purchase Agreement with Southridge Partners LP, one of our existing investors, whereby we agreed to sell a convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 500,000 shares of our common stock to Southridge in exchange for its $250,000 investment (see section E below for further discussion of the terms and conditions).

Under the terms of the purchase agreement, Southridge had the option, and at any time prior to July 1, 2005, to purchase an additional note in the principal amount of up to $1,500,000, and otherwise on substantially the same terms as the note issued on January 31, 2005. During the year ended December, 2005, Southridge exercised this option on March 2, April 11, and May 2, 2005, purchasing notes in the aggregate principal amount of $425,000 and warrants to purchase up to 850,000 shares of our common stock. All of these transactions were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. On July 8, 2005, we and Southridge Partners LP terminated its option to purchase additional notes.

The value of the warrants on these borrowings exceeded the proceeds received. Accordingly, the notes have been discounted in full and the excess of $967,636 has been charged to interest expense during 2005. In addition, the beneficial conversion feature of these notes was valued at $1,702,500. Since the conversion is at the option of the holder, and the note has already been discounted in full due to the cashless warrant feature, the value of the beneficial conversion feature was amortized to interest expense in full during 2005.

(iv)	DeNuccio, Colonial and Deer Creek

On October 21, 2004, we entered into a securities purchase agreement with Dean M. DeNuccio. Mr. DeNuccio purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $25,000 and we issued to Mr. DeNuccio a warrant to purchase 50,000 shares of our common stock (see section E below for further discussion of the terms and conditions).

On November 5, 2004, we entered into a securities purchase agreement with Colonial Fund, LLC. Colonial purchased a nonnegotiable 2% secured convertible promissory note in the principal amount of $50,000 and we issued it a warrant to purchase 100,000 shares of our common stock (see section E below for further discussion of the terms and conditions). On October 26, 2005, Colonial converted this note into 127,472 shares of our common stock.

On December 3, 2004, the Company and Deer Creek Fund, LLC entered into a securities purchase agreement relating to the private placement of a 2% secured convertible promissory notes in the aggregate principal amount of $50,000 and a warrant to purchase 100,000 shares of its common (see section v below for further discussion of the terms and conditions). On October 26, 2005, Deer Creek converted this note into 127,472 shares of our common stock.

The value of the warrants on these borrowings exceeded the proceeds received. Accordingly, the notes have been discounted in full and the excess of $70,326 was charged to interest expense during 2004. In addition, the beneficial conversion feature of these notes was valued at $287,500. Since the conversion is at the option of the holder, and the note has already been discounted in full due to the cashless warrant feature, the value of the beneficial conversion feature was amortized to interest expense in full during 2004.

(v)	Woodward LLC

(B)	Convertible Promissory Note

During 2004, we entered into a securities purchase agreement with certain unrelated third parties. Total gross proceeds raised were $125,000. The notes bore interest at 2% and were secured by all assets. In connection with the issuance of these convertible promissory notes, the Company granted 250,000 warrants to purchase common stock. On October 26, 2005, these investors converted an aggregate $226,978 of note principal and accrued interest representing their entire outstanding debt in exchange for 254,944 shares of common stock.

(C)	Convertible Preferred Stock

In connection with the issuance of various series of Preferred Stock, the Company remeasured its convertible preferred stock conversion option at fair value, which aggregated $666,499 at December 31, 2005. See note 10.

The following table summarizes the derivative liabilities and convertible notes payable as of December 31, 2005:

Footnote reference	Description	Convertible Note Payable	Less: Debt discount	Convertible notes payable, net of debt discount	Derivative liability
8A(i)	Brittany	$62,500	$—	$62,500	$—
8A(ii)	MacNab	2,051,036	468,833	1,582,203	153,834
8A(iii)	Southridge	3,252,500	498,528	2,753,972	239,934
8A(iv)	DeNuccio, Colonial and Deer Creek	87,500	10,103	77,397	31,447
8A(v)	Woodward	250,000	135,616	114,384	—
8(B)/12(B)	Series C Preferred Stock	—	—	—	58,813
8(B)/12(C)	Series E Preferred Stock	—	—	—	607,686
9(B)(iv)	Warrants issued for services	—	—	—	21,159

		$5,703,536	$1,113,080	$4,590,456	$1,112,873

Note 9 - Stockholders’ Deficit

(A) Preferred Stock Conversions

For the period January 1, 2005 through December 31, 2005, 12.4525 shares of Series B preferred stock, and 59.13 shares of Series C preferred stock, and 908 shares of Series H preferred stock were converted into 2,760,462 shares of common stock of the Company. See notes 3 and 4.

(B) COMMON STOCK, WARRANTS AND OPTIONS ISSUED FOR SERVICES

(i)	Since January 1, 2005, we have issued 114,348 shares of common stock in exchange for $138,260 of services rendered to unrelated consultants. These services were valued at the share price at issuance.

(ii)
During January 2005 we have issued options to purchase 148,793 shares of common stock to consultants. Pursuant to fair-value accounting, we used the Black-Scholes option pricing model, the fair value of these options have been computed at $15,799.

(iii)	During January 2005, the Company canceled its consulting agreement, dated December 16, 2004, with Trilogy Capital

Partners. Upon termination, the Company canceled 287,500 of warrants issued to Trilogy having a fair value at original issuance of $227,593.

(C) Common Stock Issued Under Equity Line of Credit

During 2005, in connection with our agreement with Brittany, we issued 2,368,841 shares of common stock for $485,130. This amount included $4,000 as a direct offering cost charged directly against additional paid-in-capital.

(D) Treasury Stock

During 2005, the Company formally cancelled and retired treasury stock aggregating $327,484.

Note 10 - Issuance Of Series B, C, and E Preferred Stock

(A) Series B Preferred Stock

The Company issued Series B Preferred Stock totaling $2,500,000 on March 25, 1999 (the “Issuance Date”). The Series B Preferred Stock investors were issued 125 shares of preferred stock, having a stated value of $20,000 per share, and 11,250 warrants to purchase common stock at $114 per share. The Company paid offering costs of $216,250 cash plus 1,250 warrants to purchase common stock at $114 per share, resulting in net proceeds to the Company of $2,283,750 for the preferred shares and warrants.

The Series B Preferred Stock bears no dividends and is convertible at the option of the holder at the earlier of 90 days after issuance or the effective date of a registration statement covering the shares. The warrants are exercisable at any time and expire five years from the date of issuance, and accordingly expired on March 25, 2004.

During 2005, 12.4525 shares of Series B Preferred Stock were converted into 325,501 shares of Common Stock. As of December 31, 2005 all shares Series B Preferred Stock were converted into common stock.

(B) Series C Preferred Stock

On July 28, 1999, the Company completed a private placement of $3,500,000 principal amount of the Company’s Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”) and warrants to acquire up to 2,979 shares of Common Stock (the “Series C Preferred Warrants”). The Warrants expired on July 27, 2004. The Series C Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 6% per year from issuance through August 14, 2004 at which time all stated increases ceased (such stated value, as increased from time to time, is referred to as the “Series C Stated Value”). Each Series C Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing the Series C Stated Value by the lesser of (a) $117.50, and (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion.

During 2005, 59.13 shares of Series C Preferred Stock were converted into 1,980,961 shares of common stock. As of December 31, 2005, 10.99 shares of Series C Preferred Stock remain outstanding.

(C) Series E Preferred Stock

On April 14, 2000, the Company completed a private placement of $2,127,000 principal amount of the Company’s Series E Convertible Preferred Stock, par value $.01 per share (the “Series E Preferred Stock”) and warrants to acquire 3,333 shares of common stock (the “Series E Preferred Warrants”). The warrants expired on April 14, 2005. The Series E Preferred Stock has an initial stated value of $20,000 per share, which stated value increases at the rate of 8% per year. Through August 14, 2004 at which time all stated increases ceased. Each Series E Preferred Share is convertible 120 days following the date of issuance, at the option of the holder, into such number of shares of common stock as is determined by dividing the Series E Stated Value by the lesser of (a) $70.60, or (b) 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. As of December 31, 2005, all 106.35 shares remain outstanding.

Note 11 - Eurotech Transaction and Issuance of Series F, G and H Preferred Stock

On May 22, 2003, the Company entered into a License and Exchange Agreement with Eurotech. Under the provisions of that agreement the Company issued two series of preferred stock in consideration for the licensing arrangement.

On May 22, 2003, the Company issued 13,500 shares of the Company’s Series F Convertible Preferred Stock, par value $.01 per share. Each Series F Share was convertible into 500 shares of common stock and has a stated value of $1,000 per share. The holders of the outstanding shares of Series F Preferred Stock have cancelled and surrendered their Series F Shares and have been subsequently issued shares of Series H Preferred Stock.

On May 22, 2003, the Company issued 1,069 shares of the Company’s Series G Convertible Preferred Stock, par value $.01 per share. The Series G shares have a stated value of $1,000 per share. Each Series G Preferred Share is convertible, from and after 120 days following the date of issuance, at the option of the holder, into such number of shares of Common Stock as is determined by dividing $1,000 per share by a number equal to 82.5% of the average of the closing bid prices for the five trading days preceding the date of conversion. No holder of Series G Shares may convert Series G Shares into shares of common stock if the aggregate shares of Common Stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of Common Stock following such conversion (excluding, for purposes of the calculation, the unconverted Series G Shares). The Series G Preferred Stock has no mandatory conversion date. In determining the accounting for the beneficial conversion feature, the Company allocated $986,223 to the preferred stock based on its relative fair value at the Issuance Date. The Company then allocated $153,413 of the Series G value to additional paid in capital for the beneficial conversion feature. The beneficial conversion feature will be recognized as a deemed dividend to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return beginning on the date when the shares are first convertible. As of December 31, 2005, all 1,069 shares remain outstanding.

On September 30, 2003, the Company issued 13,500 shares of the Company’s Series H Convertible Preferred Stock, par value $.01 per share. Each Series H Share is convertible into 500 shares of common stock and has a stated value of $1,000 per share; provided, however, that no holder of Series H shares may convert Series H shares into shares of common stock if the aggregate shares of common stock beneficially owned by such holder and its affiliates would exceed 9.9% of the outstanding shares of common stock following such conversion (excluding, for purposes of the calculation, the unconverted Series H Shares). During 2005, 908 shares of Series H Preferred Stock were converted into 454,000 shares of common stock. As of December 31, 2005, 12,442 shares remain outstanding.

See Note 14(a) for additional matters.

Note 12 - Issuance of Series I Preferred Stock

In June, the Company entered into a second exchange agreement with Brittany to acquire 282,000 shares of the Company’s common stock at $0.10 per share. On September 24, 2004, Brittany received 490.5 shares of Series I convertible preferred stock, $0.01 par value per share, of the Company in exchange for 245,250 shares of common stock of the Company. Each share of Series I preferred stock has a stated value of $100 and is convertible into 500 shares of common stock; provided, however, that a holder of Series I preferred stock may not convert their shares if the aggregate number of shares of common stock beneficially owned by the holder and its affiliates would exceed 9.9% of the outstanding shares of common stock following such conversion (excluding, for purposes of this calculation, the unconverted shares of Series I preferred stock). In addition, Brittany agreed to loan the Company up to $100,000. As of December 31, 2005, the Company had borrowed $75,000. See note 6.

Note 13 - Stock Option Plans

The Company’s Employee Stock Option Plan (the “Stock Option Plan”) was adopted by the Company’s stockholders in September 1996 and amended in 2005. Shares of common stock may be sold or awarded to officers, key employees and consultants. On March 3, 1999 at a Special Meeting of Stockholders, the Company’s stockholders approved an amendment to the Stock Option Plan, which increased the number of shares reserved for issuance under the Stock Option Plan to 100,000 and in 2005 to 750,000 shares. Options granted under the Stock Option Plan may be either (i) options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

The options granted to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the options was at or above the fair market value of the stock on the grant date.

The Company’s Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) was adopted by the Company’s stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company (“Non-Employee Directors”). The Company has reserved 15,000 shares of common stock for issuance under the Directors’ Plan.

The Directors’ Plan provides for the automatic granting of an option to purchase 5,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 250 shares of common stock on the date of each annual meeting of the Company’s stockholders. Furthermore, the Directors’ Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

Option activity under all of the stock option plans is summarized as follows:

	YEARS ENDED DECEMBER 31,
	2005		2004

		WEIGHTED-AVERAGE		WEIGHTED-AVERAGE
		EXERCISE		EXERCISE
	SHARES	PRICE	SHARES	PRICE

Outstanding at beginning of year	64,371	6.60	19,371	46.40

Granted	80,000	1.00	45,000.60

Exercised

Forfeited	(45,000)	.80

Outstanding at end of year	99,371	6.60	64,371	6.60

Options exercisable at year end	99,371	6.60	64,371

Shares available for future grant	750,629		35,629

Weighted-average fair value of	0.80		0.60
options granted during this year at the shares’ fair value

The following table summarizes information about fixed options outstanding at December 31, 2005.

EXERCISE PRICE	SHARES	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE
$0.60 - $1.00	80,000	9
$11.80 - $15.00	11,555	4.2
$13.60 - $91.00	4,784	2.5
$120.00 - $122.60	3,032	2.1
	99,371	5.3

The pro forma impact on the Company’s net loss per share had compensation cost for all of the Company’s stock-based compensation plans been recorded at the date of grant based on the method prescribed by SFAS No. 123 is shown below:

	FOR THE YEARS
	ENDED DECEMBER 31,

	2005	2004

Loss applicable to common shareholders:
As reported	$(6,109,806)	$(2,998,429)
Pro forma	(6,153,306)	(3,013,329)
Basic and diluted income (loss) per share:
As reported	$(1.43)	$(3.57)
Pro forma	$(1.43)	$(3.57)

Note 14 - Commitments and Contingencies

(A) Legal Settlement and Related Loss Contingency Accruals

On February 9, 2005 Global Matrechs, Inc, filed suit in the Supreme Court of the State of New York, County of New York against Eurotech, Ltd. For its failure to fulfill its obligations under the license agreement between the parties dated May 22, 2003. The suit also seeks the enforcement of the notes issued by Eurotech to Woodward, LLC which were assumed by Global Matrechs in the exchange agreement between Global Matrechs and Woodward on January 31, 2005. The complaint sought damages totaling $672,677 plus interest and attorney’s fees which are yet to be determined.

On April 13, 2005 Carey Naddell, CEO of Eurotech, Ltd., filed suit against the Company for damages based upon an alleged breach of a written service agreement.

On March 15, 2006, a settlement was reached on both of the aforementioned matters.

In connection with the Eurotech matter, Eurotech will return 2,500 shares of Series H, convertible Preferred Stock to the Company in full settlement of claims relating to its failure to fulfill obligations under the license agreement, and Eurotech’s obligations to Woodward, which were assumed by the Company on January 31, 2005.

In connection with the Cary Naddell matter, a settlement was reached whereby this former consultant received $175,000 in full settlement of related claims for compensation of past services. The claim existed at December 31, 2005, yet was resolved prior to the release of the accompanying audit report. The Company also believes that the provisions of SFAS No. 5 as it pertains to contingencies is relevant literature for purposes of accruing a contingent loss.

At December 31, 2005, based on settlement date of March 15, 2006, the Company accrued a settlement liability and related settlement expense of $175,000. Under the terms of the settlement, $25,000 was due and paid at closing, and the balance of $150,000 is payable in seven (7) equal monthly installments of $21,428.57 commencing on April 15, 2006 with final installment payment due on or before October 15, 2006.

(B) Other Matters

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

Note 15 - Acquisitions, Divestitures and Discontinued Operations

On May 31, 2004, the Company completed the sale of its remaining Internet business to Tulix Systems, Inc. (“Tulix”), a company in which Gia Bokuchava, Nino Doijashvili and Timothy R. Robinson, who were officers and directors of the Company, are officers, directors and founding shareholders. The Company recorded a loss on the sale of this business of $125,030 in the fourth quarter of 2003 and recorded an additional loss of $124,385 in the second quarter of 2004 for adjustments to the closing as provided for in the closing documents. With the consummation of this Purchase Agreement Global Matrechs has completely exited from all Internet related enterprises. The Company has removed the results of this discontinued operation from the continuing operations of the Company for all periods presented.

On December 31, 2004 we acquired True To Form, Ltd. for total consideration of $1.1 million, consisting of $500,000 in notes to be held by True To Form and guaranteed by its assets and 500,000 shares of the Company’s common stock. The acquisition has been accounted for as a purchase transaction. The value of the shares was determined by using the average closing stock price of the two days before and after the public announcement of the transaction. The note is due in two payments with $100,000 due in 2005 and $400,000 due in 2010. The note accrues an interest rate of 8% per annum. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition of True To Form:

Accounts receivable	$94,551
Inventories	67,906
Property and Equipment	28,430
Other assets	2,575
Goodwill	1,469,108
Current liabilities	(399,959)
Long-term liabilities	(162,611)

$1,100,000

During the first three quarters of 2005, True To Form was unprofitable. On December 29, 2005 we completed the transfer of all of the issued and outstanding capital stock of True To Form Ltd., Inc. back to Mr. Allen pursuant to the terms of a Stock Purchase Agreement between him, True To Form, and us. As a result of this sale, we no longer hold any equity interest in True To Form. The consideration was determined on the basis of these negotiations. The consideration for the sale of True To Form consists of:

·    the issuance by True To Form to us of a promissory note described below in the initial principal amount of $250,000, which note accrues interest at an annual rate of one percent plus the prime rate as reported by a nationally recognized commercial bank and has a maturity date of January 1, 2011;

·    the cancellation of our guaranty of the amounts owed under a promissory note issued by True To Form to Mr. Allen in connection with our acquisition of True To Form;

·    the surrender by Mr. Allen of the 500,000 shares of our common stock that were issued to him as partial consideration for our purchase of True To Form on December 31, 2004 and the cancellation of all other equity interest in Global Matrechs held by Mr. Allen. The shares were valued at $71,000 based on the quoted closing trading price of the Company’s common stock on December 29, 2005.

In addition, we agreed to the cancellation of amounts owed under a note issued by us to True To Form for working capital purposes in the aggregate amount of $280,000.

In connection with this transaction, Mr. Allen resigned from his positions as Executive Vice President and Director of Global Matrechs. This action was not, to the knowledge of any executive officer of the Company, because of a disagreement on any matter relating to the Company’s operations, policies or practices.

During the year ended December 31, 2005, we reported a loss on discontinued operations of $425,856, and a loss on disposition of $383,524 in connection with the disposition of True To Form.

The following is a summary of 2005 activities of True To Form:

Revenues	$1,016,078
Cost of revenues	585,602
Gross profit	430,476

Operating expenses
General and administrative	848,899
Operating loss	(418,423)

Other income (expense)
Interest expense, net	(7,433)

Net loss from discontinued operations	$(425,856)

Note 16 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows, as of:

	December 31,

	2005	2004

Temporary differences:
Capital losses	$—	$167,000
Unrealized loss on marketable securities	48,000	—
Options and warrants issued for services	65,000	—
Net operating loss carryforward	9,302,000	8,125,000

Deferred tax asset	9,415,000	8,292,000
Valuation allowance	(9,415,000)	(8,292,000)

Net deferred tax asset	$—	$—

At December 31, 2005, the Company had net operating loss carryforwards for income tax purposes of approximately $6.0 million which expire at various times through 2025. Realization of these assets is contingent on having future taxable earnings. In addition, certain stock transactions from 1997 through 2005 have resulted in ownership changes as defined in Internal Revenue Code Section 382. As a consequence of these ownership changes, the utilization of the Company’s net operating loss carryforwards is significantly limited. Based on the cumulative losses in recent years and the limitation on the use of the Company’s net operating losses, management believes that a full valuation allowance should be recorded against the deferred tax asset.

The difference between the expected income tax benefit and the actual tax benefit computed by using the Federal statutory rate of 35% is as follows:

	Year ended December 31,
	2005	2004

Expected income tax (benefit) at statutory	$(2,181,000)	$(921,000)

Federal rate of 35%
State tax (benefit), net of Federal effect	(312,000)	(132,000)
Adjustment to prior year’s valuation allowance	(263,000)	—
Permanent differences	1,633,000	844,000
Increase in valuation allowance	$1,123,000	$209,000
	—	—

Note 17 - Subsequent Events

Investing and Financing Transactions

For the period January 1, 2006 through March 30, 2006, the Company converted .99 of Series C preferred stock into 160,119 shares of common stock, converted 106.40 shares of Series E preferred stock into 779,109 shares of common stock, converted 150 shares of Series G preferred stock into 1,328,321 shares of common stock, converted 2,280 shares of Series H preferred stock into 1,140,000, converted $9,000 of promissory notes into 94,245 shares of common stock and issued 3,157,414 shares of common stock to Brittany under the terms of the January 2006 Private Equity Credit Agreement.

Private Equity Credit Agreement

Summary. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas. Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany further described below.

Put Shares. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and tenth trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 92% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 92% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as “put shares.” The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 36 months after the effective date of our registration statement.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to nine percent of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum.

Blackout Shares. If we suspend sales of common stock pursuant to this registration statement within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

Fees. We are required to pay Greenfield Capital Partners, LLC, a registered broker-dealer, a finder’s fee, in cash, equal to 1% of the amounts we draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Litigation settlement

On March 15, 2006, a settlement was reached in connection with the Eurotech and Nadell litigations.

In connection with the Eurotech matter, Eurotech will return 2,500 shares of Series H Preferred Stock to the Company in full settlement of claims relating to its failure to fulfill obligations under the license agreement, and Eurotech’s obligations to Woodward, which were assumed by the Company on January 31, 2005.

In connection with the Cary Naddell matter, a settlement was reached whereby this former consultant received $175,000 in full settlement of related claims for compensation of past services. The claim existed at December 31, 2005, yet was resolved prior to the release of the accompanying audit report. As a result, the Company relied on AU Section 560 and believed that this is a Type 1 subsequent event requiring accounting recognition and valuation at December 31, 2005. The Company also believes that the provisions of SFAS No. 5 as it pertains to contingencies are relevant literature for purposes of accruing a contingent loss.

Other

On January 10, 2006, the Company granted 329,242 in warrants.

GLOBAL MATRECHS, INC.
BALANCE SHEET
AS OF JUNE 30, 2006

June 30, 2006
(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,734
Investment in available for sale marketable securities	40,952
Accounts Receivable	160
Note Receivable	50,000
Inventory	28,590
Prepaid Expenses	61,957
TOTAL CURRENT ASSETS	190,393

Note receivable	255,625
Investment at cost	51,949

TOTAL ASSETS	$497,967

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$978,887
Note payable	225,000
Convertible notes payable	2,636,725
Derivative liability	292,421

TOTAL CURRENT LIABILITIES	4,133,033

Convertible preferred stock	$966,447

STOCKHOLDERS' DEFICIT:
Preferred stock, Series H, $.01 par value,
13,500 shares authorized, 8,662 shares
issued and outstanding at June 30, 2006,
convertible, participating, $8,662,000
liquidation value at June 30, 2006	86
Preferred stock, Series I, $.01 par value,
490.5 shares authorized, 490.5 shares
issued and outstanding at June 30, 2006,
convertible, participating, $49,050 liquidation
value at March 31, 2006	5
Common stock, $.0001 par value, 900,000,000 shares authorized,
18,595,612 shares issued and outstanding at June 30, 2006	1,860
Additional paid-in capital	32,634,555
Accumulated deficit	(37,050,378)
Accumulated other comprehensive loss	(187,641)
TOTAL STOCKHOLDERS’ DEFICIT	(4,601,513)
Total liabilities and stockholder deficit	$497,967

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	160	0	285	0
Cost of Revenues	-	-	-	-
Gross Profit	160	0	285	0

Operating expenses:
Selling, general and administrative	559,305	262,526	901,899	715,441
Depreciation and amortization	-	49,311	-	98,622

Total operating expenses	559,305	311,837	901,899	814,063

Loss from continuing operations	(559,145)	(311,837)	(901,614)	(814,063)

Other income (expenses)
Interest (expense) recovery	480,907	(1,255,227)	134,303	(3,055,947)
Change in fair value of derivative instruments	307,018	764,337	177,817	699,419
Interest income	10,628	3,225	10,671	4,450
Total other income (expenses)	798,553	(487,665)	322,791	(2,352,078)

Net income (loss) from continuing operations	239,408	(799,502)	(578,823)	(3,166,141)

Discontinued operations:
Net loss from discontinued operations	0	(247,260)	0	(197,275)

Net income (loss) applicable to common shareholders	239,408	(1,046,762)	(578,823)	(3,363,416)

Comprehensive loss:
Unrealized loss on available for sale marketable securities	(54,603)	0	(67,714)	0

Total comprehensive income (loss)	294,011	(1,046,762)	(646,537)	(3,363,416)

Net (loss) income per share - basic
Net (loss) income from continuing operations	$0.01	($0.21)	($0.04)	($0.95)
Net (loss) income from discontinued operations	-	($0.07)	-	($0.06)
	$0.01	($0.28)	($0.04)	($1.01)

Net (loss) income per share - diluted
Net (loss) income from continuing operations	$0.01	($0.21)	($0.04)	($0.95)
Net (loss) income from discontinued operations	-	($0.07)	-	($0.06)
	$0.01	($0.28)	($0.04)	($1.01)
Weighted number of shares outstanding -
basic	16,516,798	3,738,553	13,244,332	3,317,227
diluted	39,386,648	-	-	-

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005

	Six Months Ended
	June 30,
	2006	2005
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	(578,823)	(3,166,141)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	-
Amortization of intangibles	-	98,622
Change in the fair value of derivative instruments	(173,138)	(699,419)
Excess warrant value on convertible loans	-	2,738,336
Common Stock issued in exchange for services rendered	14,000	82,261
Amortization of beneficial conversion feature, net of conversions	389,237	284,185
Change in operating assets and liabilities:
Accounts receivable	160	-
Inventory	-	(28,620)
Prepaid expenses	41,912	(63,743)
Notes receivable	5,625	-
Accounts payable and accrued expenses	(426,465)	98,547
Net cash used in operating activities	(727,492)	(655,972)
Net cash used in discontinued operating activities (including loss from
from operations of $197,275)	-	(292,210)
Net cash used in operating activities	(727,492)	(948,182)

CASH FLOW FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	-	-
Proceeds from sale of property and equipment	-	-
Repayment of (advance to) Tulix	-	72,858
Net cash provided by (used in) investing activities	0	72,858

Ned cash provided by discontinued financing activities	-	4,708

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from warrant exercise	5,750	-
Proceeds from equity line	637,483	-
New Promissory Note Borrowing	25,000	-
Proceeds from issuance of convertible loans	-	815,000
Net cash provided by continuing financing activities	668,233	815,000
Ned cash used in discontinued financing activities	-	(56,356)
Net cash provided by financing activities	668,233	758,644

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(59,259)	(111,972)

CASH AND CASH EQUIVALENTS at beginning of period	67,993	131,470
CASH AND CASH EQUIVALENTS at end of period	8,734	19,498

Non-cash investing and financing acitivites:
Unrealized loss on securities held for sale	67,714	-

Conversion of preferred shares in 5,471,620 and 1,644,713 shares
of common stock for the six months ended June 30, 2006 and 2005, respectively	3,068,720	175,903

Issuance of 151,136 and 58,758 shares of common stock for services
rendered for the six months ended June 30, 2006 and 2005, respectively	14,000	82,261

The accompanying notes are an integral part of these financial statements.

GLOBAL MATRECHS, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.             BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Global Matrechs, Inc. (the “Company”, “we” or “us”), have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-QSB and Rule 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended June 30, 2006 are not necessarily indicative of the results that may be expected for the calendar year ending December 31, 2006.

2.             GOING CONCERN MATTERS

As reflected in the accompanying financial statements, the Company has incurred significant losses since its incorporation resulting in an accumulated deficit as of June 30, 2006 of approximately $37,050,378. The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company continues to experience negative cash flows from operations and is dependent upon continued financing from investors to sustain its activities. During 2005, the Company sold its former wholly-owned subsidiary, True To Form, Ltd. (“True To Form”, “TTF”), which subsidiary represented all significant revenues generated by the Company in 2005. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is planning to obtain additional capital principally through the sale of debt and equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.            STOCK BASED COMPENSATION

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method under which compensation cost is recognized on or after the effective date for the portion of the outstanding awards for which services have not been rendered based upon the fair value of the awards calculated under SFAS 123.  The compensation cost expensed, under the provisions of SFAS 123(R), during the six months ended June 30, 2006 was $4,679.   In addition, the fair value of options for the six months ended June 30, 2006 decreased by $7,931.  No restatement has been made for the periods ended December 31, 2005 and prior.

Prior to January 1, 2006, the Company had adopted the disclosure requirement of Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure” effective December 15, 2002. SFAS 148 amends Statement of Financial Accounting Standards No. 123  (SFAS 123), “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and also amends the disclosure requirements of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used to report results. No compensation expense was recorded because all options granted had an exercise price equal to the market value of the underlying stock on the grant date.

Stock option pricing assumptions

	Six months ended June 30
	2006	2005
Expected volatility	200%	200%
Expected dividends	—	—
Risk-free rate of return (weighted average)	4.25%	4.25%
Weighted average grant-date fair value	$0.33	$0.71

Expected volatility is based on the historical volatility of the Company's stock price. No dividend payouts were assumed, because the Company has operated with significant net losses . The risk-free rate of return reflects the average of the 10-year treasury note during the period the options were granted.

4.             TAXES

There was no provision for cash payment of income taxes for the three months ended June 30, 2006, because the Company anticipates a net taxable loss for the year ending December 31, 2006.

5.            CONVERTIBLE PREFERRED STOCK

In connection with of the private placements of the Company's Series B, C, D and E Convertible Preferred Stock, the Company was obligated to file and have declared effective by the Securities and Exchange Commission, within a specified time period, a registration statement with respect to a minimum number of shares of common stock issuable upon conversion of the Series B, C, D and E Convertible Preferred Stock. As of June 30, 2006, such registration statement has not been declared effective although the shares are eligible for sale under Rule 144. As of March 14, 2003, the holders of these series waived all penalties related to the registration, along with mandatory conversion dates.

Through August 14, 2004, the terms of the Company's Series B, C, D, and E Convertible Preferred Stock provided for a guaranteed return on unconverted shares of 5% for series B, 6% for series C and D, and 8% for series E.

6.             PRIVATE EQUITY CREDIT AGREEMENT

Summary. On January 10, 2006, we entered into the Private Equity Credit Agreement with Brittany Capital Management Limited, a limited liability company organized and existing under the laws of The Bahamas (“Brittany”). Under the Private Equity Credit Agreement, we may draw up to $15 million from time to time, at our discretion, in exchange for shares of our common stock, subject to conditions outside of the control of Brittany further described below.

Put Shares.  Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. For a given put, we must deliver a notice to Brittany indicating the dollar amount we wish to draw down. Five trading days after delivery of this notice, Brittany must deliver this amount in two equal installments, one each on the fifth and tenth trading day following the delivery of the notice. In exchange, we must issue to Brittany, in the case of the first installment, the number of shares of common stock obtained by dividing the amount of the installment by 92% of the average of the three closing bid prices immediately preceding the installment date, and in the case of the second installment, the number of shares obtained by dividing the amount of the installment by 92% of the average of the three lowest closing bid prices during the ten trading day period immediately preceding the installment date. We refer to the shares we sell under the agreement as “put shares.” The issuance of put shares to Brittany are to take place from time to time, at our discretion, over the course of a commitment period extending 36 months after the effective date of our registration statement.

We are required to draw down a minimum of one million dollars. If we draw a lesser amount, we must pay Brittany an amount equal to 9% of the difference between that amount and the minimum. Based on our current assessment of our financing needs, we intend to draw in excess of the one million dollar minimum.

Blackout Shares.  If we suspend sales of common stock pursuant to the registration statement covering shares issuable under the equity line within 15 trading days of a sale of common stock to Brittany and our stock price declines during the suspension period, we will be required to issue that number of additional shares of our common stock which, when combined with the shares purchased during the 15 trading days immediately preceding the suspension, will equal the number of shares Brittany would have received had the purchase been made at the conclusion of the suspension period (at the lower per share price). Any obligation to deliver blackout shares arising under the Private Equity Credit Agreement would be irrevocable, and Brittany would have no discretion regarding whether or not to receive them.

Fees. We are required to pay Southridge Investment Group, LLC (formerly Greenfield Capital Partners), a registered broker-dealer, a finder’s fee, in cash, equal to 1% of the amount of each draw down from the equity line as consideration for services related to the establishment of the Private Equity Credit Agreement.

Number of shares issuable under the Private Equity Credit Agreement.  We cannot predict the actual number of shares of common stock that may be issued under the Private Equity Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of cash advances we intend to draw. However, for illustrative purposes, we have calculated the number of shares we would have to issue in connection with a hypothetical draw amount of $50,000 based on the assumptions set forth below:

Shares Issuable Under Private Equity Credit Agreement for $50,000 Draw at Various Market Prices

Hypothetical Market Price	Discounted Market Price	Shares to be issued
$0.40	$0.368	135,870
$0.30	$0.276	181,159
$0.20	$0.184	271,739
$0.10	$0.092	543,478
$0.05	$0.046	1,086,957

On January 18, 2006, we filed a registration Statement on Form SB-2 (File No. 333-131106) relating to the resale of up to 100,000,000 shares of our common stock that may be issued to Brittany Capital Management under a Private Equity Credit Agreement. This Registration Statement (File No. 333-131106) was declared effective by the Securities and Exchange Commission (“SEC”) on February 2, 2006. During the quarter ended June 30, 2006, the Company drew down $219,124 under this facility and has drawn down $587,483 during the first six months of the fiscal year 2006. As of June 30, 2006, we had issued 99,999,333 shares to Brittany Capital Management under the Private Equity Credit Agreement. During the quarter ended June 30, 2006, the Company did not have any shares that could be issued under the Private Equity Credit Agreement. On June 27, 2006, the Company filed a new Registration Statement on Form SB-2 (File No. 333-135377) relating to the resale of up to (i) 195,000,000 shares of our common stock by Brittany Capital Management, which shares may from time to time be issued pursuant to the Private Equity Credit Agreement, and (ii) 63,636 shares of our common stock issued to Econ Corporate Services, Inc. Following comments from the SEC on July 28, 2006, the Company will be filing Amendment No. 1 (File No. 333-135377) to the Registration Statement under which the Company will be registering 10,525,000 shares of its common stock by Brittany Capital Management which if this registration becomes effective which may be issued pursuant to the Private Equity Credit Agreement. Assuming the Registration Statement (File No. 333-135377) is declared effective by the SEC and based upon the closing price of our stock of $0.085 on June 30, 2006, the Company would only be able to drawn down an additional $894,625 under the Private Equity Credit Agreement. Based upon the closing price of our stock of $0.085 on June 30, 2006, we would have to issue to Brittany Capital Management 169,559,021 shares of our common stock in order to draw down the remaining $14,412,517 available to us under the Private Equity Credit Agreement.

Dilution. The issuance and sale of shares under the Private Equity Credit Agreement will have a significant dilutive impact on our stockholders for the following reasons:

• As described above, the lower our stock price is, the more shares we would have to issue for a given draw down amount, and the more shares we issue, the greater the extent of dilution to the ownership interest of our current stockholders. To illustrate, if we issue and sell all of the shares being offered under our current registration statement, they would represent approximately 30% of our outstanding common stock after giving effect to such issuance.

• Because the shares we may issue under the Private Equity Credit Agreement are discounted, the issuance of these shares will also have a financially dilutive impact on our current stockholders.

• Brittany’s sale of material amounts of our common stock into the market may result in significant downward pressure on the price of the common stock as the supply of freely tradable shares increases. Furthermore, this downward pressure may encourage short sales, which could further depress the price of our common stock.

7.            CONVERTIBLE NOTES PAYABLE

On May 24, 2006, the Company entered into an agreement to amend the terms of the promissory notes issued to McNab,LLC and Southridge Partners, LP. Under the terms of the amendment, we have modified the conversion price so that the outstanding principal and interest on each note is convertible into shares of common stock at a price per share equal to 80% of the average of the seven lowest closing market prices of our common stock out of the ten trading days immediately preceding any such conversion. The notes had previously been convertible at a fixed rate of $0.40.

In exchange for this modification to the conversion price, (i) the maturity of each of the notes has been extended to December 31, 2008 (each note had previously matured on the second anniversary of its date of issuance), and (ii) the holders of the notes may no longer require redemption of the notes at a 40% premium over the outstanding principal in the event shares of our common stock trade below $.60 for 10 consecutive trading days. Instead, we may now prepay the note at any time at a premium of 20% over the then outstanding principal amount. As a result of the amendments to the notes the Company has reversed $698,000 of penalties during the second quarter that were originally booked as interest expense in prior quarters. Such an amount has been reflected in the financial statements as a recovery of interest expense.

The Company has applied EITF No. 05-7: Accounting for Modifications to Conversion Options Embedded in Debt Instruments, to the amendment to the convertible promissory notes, resulting in an adjustment to additional paid in capital on May 24, 2006, the date of the amendment. For the period May 24, 2006 through June 30, 2006, the change in fair value of these convertible promissory notes was $11,623.

8.            COMMON STOCK

On Tuesday, April 25, 2006, a Special Meeting of Stockholders was held at the offices of Foley Hoag LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the meeting, the stockholders approved (i) an amendment to the Company’s Certificate of Incorporation to effect a reverse split of its issued and outstanding common stock at any one of the following ratios: 1-for-5, 1-for-10, 1-for-15, or 1-for-20 and (ii) an amendment to the Company’s Certificate of Incorporation to increase to Nine Hundred Million (900,000,000) the number of shares of common stock which the Company is authorized to issue. On April 27, 2006, the Company amended its Certificate of Incorporation to increase the number of shares of common stock authorized for issuance thereunder to 900,000,000 shares. On May 26, 2006, the Company completed a reverse split of its issued and outstanding common stock at a ratio of 1:20, and commenced trading under the symbol (OTCBB: GBMR). All historical share information provided herein has been restated to reflect such.

9.            SUBSEQUENT EVENTS

On July 17, 2006, the Company executed a promissory note agreement with Aberdeen Avenue LLC, one of our existing investors under which it borrowed an additional $150,000 under the following terms and conditions; the Note is repayable on or before November 30, 2006 for $180,000.

July 12, 2006, a Special Meeting of the Board of Directors was held and it was resolved that; (i) the Company issue 450,000 shares of common stock to Consulting for Strategic Growth1, Inc. for services rendered during July, August and September, (ii) the Company grant non-qualified stock options to the Board of Directors, with an exercise price to $0.05 as follows; 250,000 to Mr. K.I.F Gothner, 100,000 to Mr. Tom Folsom and 1,000,000 to Mr. Michael Sheppard, (iii) the Company issue to Peter Gulko non-qualified stock options for the purchase of 186,063 shares of common stock at an exercise price of $0.05, and (iv) the Company grant to each member of the Board non-qualified stock options for the purchase of 250,000 shares of common stock on each of September 30, 2006 and December 29, 2006 at an exercise price per share equal to the then current market price of the Company’s common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

(a)    any breach of the director’s duty of loyalty to us or our stockholders;

(b)    any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)    unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

(d)    any transaction from which the director derived an improper personal benefit.

Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Article Twelfth of our bylaws provides that we will indemnify our directors and officers to the fullest extent we are permitted or required to do so by Section 145 of the Delaware General Corporation Law. Section 145 provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was one of our directors, officers, agents or employees or is or was serving at our request as a director, officer, agent, or employee of another corporation.

The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933.

Section 145 of the Delaware General Corporation Law also allows us to obtain insurance on behalf of our directors and officers against liabilities incurred by them while serving as a director or officer or while serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify them against those liabilities. We have procured a directors’ and officers’ liability and company reimbursement liability insurance policy that (a) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by them and (b) insures us against losses (above a deductible amount) arising from any such claims, subject in each case to limitations stated in the policy.

Item 25.  Other Expenses of Issuance and Distributions.

The following table provides information regarding the various anticipated expenses payable by Global Matrechs in connection with the issuance and distribution of the securities being registered. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount*
SEC registration fee	$1,900
Accounting fees and expenses	12,000
Legal fees and expenses	30,000
Transfer agent fees	—
Printing and related fees	6,000
Miscellaneous	1,500
Total	$51,400

*All fees and expenses other than the SEC registration fee are estimated.

Item 26.  Recent Sales of Unregistered Securities.

We have issued the following unregistered securities within the last three years.

On May 22, 2003, we entered into a license agreement with Eurotech, Ltd. whereby they licensed to us certain technology in exchange for 11,250 shares of our Series F preferred stock and 1,069 shares of our Series G preferred stock. Polymate, Ltd. was also issued 1,500 shares of our Series F preferred stock as partial consideration for their agreement to modify their rights to receive royalties from Eurotech, and Greenfield Capital Partners LLC was issued 750 shares of our Series F preferred stock as consideration for acting as an advisor to us and participating in the negotiation of the transaction between Eurotech and us. We also issued a secured promissory note to MacNab LLC for $150,000; the monies to be used in connection with the technologies we licensed from Eurotech. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as a sale not involving a public offering..

On September 30, 2003, the holders of our Series F preferred stock surrendered for cancellation their shares of Series F preferred stock in exchange for 13,500 shares of our Series H preferred stock. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On September 30, 2003, we entered into a private equity credit agreement with Brittany Capital Management LLC under which we had an option to issue and sell to Brittany up to $10,000,000 of our common stock over three years. In connection with this agreement, we filed a registration statement on Form SB-2 with the Securities Exchange Commission to register 1,282,550 shares of our common stock for resale by Brittany and Econ Investor Relations. However, the registration statement was not declared effective by the Securities and Exchange Commission. In December 2004, the private equity credit agreement terminated in accordance with its terms, and we withdrew the registration statement.

On June 1, 2004, Brittany Capital Management Limited exchanged 4,905,000 shares of its common stock for 490.5 shares of our Series I preferred stock. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. In November 2005, Brittany sold these shares to MacNab LLC.

At various times during the past three years, we issued convertible promissory notes on the following dates to the following people. The issuances of these securities were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Party	Date	Amount
Brittany Capital Management Ltd.	June 1, 2004	$75,000
MacNab LLC	July 1, 2004	$542,950

On October 19, 2004, we issued to Southridge Partners LP a 2% secured convertible promissory note in the aggregate principal amount of $250,000 with a maturity of two (2) years and a warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share, which expires in five years. We granted Southridge Partners LP a 120-day option to purchase an additional note in an aggregate principal amount of up to $1,000,000 on the same terms and conditions as the note. The note was initially convertible, at the option of the holder, into shares of our common stock at a conversion price of $0.40 per share. The holder of the note also could require us to repurchase some or all of its Note if the market price of our common stock fell below $0.60 per share for ten (10) consecutive trading days, at a repurchase price equal to 140% of the principal amount of the note. The note has since been amended to remove this mandatory repurchase provision and to change the conversion price to a variable rate based on 80% of the average of the seven lowest closing prices of our common stock during the ten trading day period preceding the conversion. In addition, we may now repurchase the note at any time for an amount equal to 120% of the principal and interest then outstanding. We received approximately $225,000 in proceeds after deducting offering expenses. This private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On October 22, 2004 we sold 2% secured convertible promissory notes in the aggregate principal amount of $25,000 with a maturity of two

(2) years and warrants to purchase 50,000 shares of our common stock at an exercise price of $0.50 per share, which expire in five years to Mr. DeNuccio, in exchange for aggregate consideration of $25,000. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The terms and conditions of the notes and warrants issued on October 22, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

On November 5, 2004, we entered into securities purchase agreements with Colonial Fund LLC relating to the private placement of 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and warrants to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share, which expire in five years in exchange for aggregate consideration of $50,000. We received approximately $45,000 in proceeds after deducting offering expenses. We used the proceeds of this offering for general corporate purposes. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The terms and conditions of the notes and warrants issued on November 5, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

On December 3, 2004, we sold Deer Creek Fund, LLC 2% secured convertible promissory notes in the aggregate principal amount of $50,000 with a maturity of two (2) years and a warrant to purchase 100,000 shares of its common stock at an exercise price of $0.50 per share, which expires in five years. The note is convertible, at the option of the holder, into shares of common stock at a conversion price of $0.40 per share. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The terms and conditions of the notes and warrants issued on December 3, 2004 are substantially similar to the terms and conditions of the October 19, 2004 notes and warrants.

On December 16, 2004, we issued to Trilogy Partners, Inc. warrants to purchase up to 287,500 shares of our common stock, par value $0.0001 per share, with an exercise price of $0.20 per share. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On December 28, 2004, we issued to Michael Rosenblum warrants to purchase up to 28,750 shares of our common stock, par value $0.0001 per share, with an exercise price of $0.20 per share, as compensation for services provided to us. The sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

We issued to Southridge Investment Group, LLC, formerly Greenfield Capital Partners LLC a warrant to purchase up to 100,000 shares of our common stock at an exercise price per share of $.60, as compensation for services related to our acquisition of True To Form. The warrant will expire on December 31, 2009. The offer and sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On January 1, 2005, we entered into an Exchange Agreement with Woodward LLC pursuant to which we acquired promissory notes issued to Woodward by Eurotech Ltd. with an aggregate outstanding principal amount of $290,000 (the “Eurotech Notes”) in exchange for a 2% secured convertible promissory note in the principal amount of $250,000 with a maturity of two (2) years that is convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.40 per share. The Eurotech Notes carry a default annual interest rate of 18% and are past due in their entirety. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On January 31, 2005, we issued and sold a 2% secured convertible promissory note in the principal amount of $250,000 and a warrant to purchase up to 500,000 shares of its common stock at an exercise price of $0.50 per share with an expiration date of January 31, 2010 to Southridge Partners LP pursuant to the terms of the Second Securities Purchase Agreement. The warrant contains a cashless exercise provision whereby the holder may pay the exercise price associated with any exercise by having us withhold a number of shares otherwise issuable upon such exercise having a fair market value equal to the applicable aggregate exercise price. The Note was initially convertible, at the option of the holder, into shares of common stock of the Company at a conversion price of $0.40 per share. The note has since been amended to remove this mandatory repurchase provision and to change the conversion price to a variable rate based on 80% of the average of the seven lowest closing prices of our common stock during the ten trading day period preceding the conversion. In addition, we may now repurchase the note at any time for an amount equal to 120% of the principal and interest then outstanding. We paid a commission in connection with this private placement in the amount of $25,000. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On January 30, 2005 we issued options to purchase 45,000 shares of common stock to Mark Allen under the terms of his employment agreement and our equity compensation plan for directors and to Michael Sheppard in accordance with the terms of our option plan for directors.

On January 31, 2005, we entered into a with Southridge Partners LP whereby we agreed to sell a 2% convertible promissory note in the principal amount of $250,000 and warrant to purchase up to 500,000 shares of our common stock to Southridge in exchange for its $250,000 investment. The terms of the January 31, 2005 note and warrant are substantially similar to the terms and conditions of the October 19, 2004 note, as amended, and the October 19, 2004 warrant. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act. We received approximately $225,000 in proceeds after deducting offering expenses. We used these proceeds for general corporate purposes. We paid a commission in the amount of $25,000 to Greenfield for services rendered in connection with this private placement.

On March 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. On March 2, 2005, we issued to Southridge Partners LP a convertible promissory note in the principal amount of $175,000 and a warrant to purchase up to 7,000,000 shares of our common stock in exchange for its $175,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. We are obligated to pay a commission in connection with this private placement consisting of cash and warrants to purchase shares of our common stock in the aggregate amount of $17,500 to Greenfield.

From April 1, 2005 through May 18, 2005, the Company converted 12.5 shares of Series C preferred stock and 540 shares of Series H preferred stock into 11,425,701 shares of common stock.

On April 11, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on April 11, 2005 we issued to Southridge Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 250,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. In connection with this private placement, we paid Greenfield placement fees consisting of cash and non-cash consideration with an the aggregate estimated fair value of $12,500.

On May 2, 2005, Southridge Partners LP exercised its option to purchase an additional note and warrant under its Second Securities Purchase Agreement. In connection with such exercise, on May 12, 2005, we issued to Southridge Partners LP a convertible promissory note in the principal amount of $125,000 and a warrant to purchase up to 250,000 shares of our common stock in exchange for its $125,000 investment. This transaction was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act, as amended. We are obligated to pay placement fees in connection with this private placement consisting of cash and a warrant to purchase shares of our common stock with an the aggregate estimated fair value of $12,500. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. On July 8, 2005, we and Southridge Partners LP terminated Southridge’s option to purchase additional notes.

On June 14, 2005, we entered into a Securities Purchase Agreement with MacNab, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $100,000, and a common stock purchase warrant to purchase up to 200,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $100,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On July 5, 2005, we entered into a Private Equity Credit Agreement with Brittany. Pursuant to this agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $15 million. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of the three lowest of the bid prices for the ten (10) trading days immediately following the put date. From time to time between November 1, 2005 and December 31, 2005, we issued and sold to Brittany an aggregate 2,082,280 shares under our July 5, 2005 Private Equity Credit Agreement at a weighted average price per share of $0.102. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On July 14, 2005, we entered into a Securities Purchase Agreement with MacNab, an accredited investor, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $175,000, and a common stock purchase warrant to purchase up to 350,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $175,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On August 5, 2005, we entered into a Securities Purchase Agreement with MacNab, an accredited investor, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $170,000, and a common stock purchase warrant to purchase up to 340,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $170,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On September 14, 2005, we entered into a Securities Purchase Agreement with MacNab, an accredited investor, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $100,000, and a common stock purchase warrant to purchase up to 200,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $100,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On October 3, 2005, we entered into a Securities Purchase Agreement with MacNab, an accredited investor, pursuant to which we sold a nonnegotiable 2% secured convertible promissory note with an aggregate principal amount of $50,000, and a common stock purchase warrant to purchase up to 100,000 shares of our common stock, $.0001 par value per share, for an aggregate purchase price of $50,000. We intend to use the proceeds for working capital. The private placement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On December 7, 2005, we issued a promissory note in the original principal amount of $200,000 to Southridge Partners LP. The note matures on February 10, 2006 and accrues interest on the unpaid principal balance at a rate of 8% per year. In the event of a default, the annual interest rate will increase to 18% and Southridge may, at its option, demand immediate payment of all amounts due under the promissory note. The issuance of the note was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

On January 10, 2005, we entered into a Private Equity Credit Agreement with Brittany. Pursuant to this agreement, we may, at our discretion, periodically sell to Brittany shares of common stock for a total purchase price of up to $15 million. Each draw under the Private Equity Credit Agreement is structured as a put option, wherein we require Brittany to purchase a number of shares of our common stock after a discount to the market price is applied. Specifically, each share is sold at a price equal to 92% of the average of three closing bid prices during a five- or ten-trading day valuation period immediately preceding the date of the issuance of the shares. Brittany has not received any shares of our common stock in connection with this Private Equity Credit Agreement as we have not made any draws. Upon the effectiveness of this registration statement, we will be able to sell shares to Brittany as provided under the Private Equity Credit Agreement.

From time to time between December 1, 2005 and August 7, 2006, we issued and sold an aggregate 4,698,723 shares pursuant to private equity line credit agreements. We received gross cash proceeds of $797,478 in consideration for the sold shares. The shares were sold to the purchaser at a discount of 8% to the market price per share. We are required to pay a placement fee equal to 1% of any proceeds received under the private equity line credit agreements. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act as a sale to an accredited investor not involving any public offering. The resale of the shares is registered under the Securities Act pursuant to registration statements on Form SB-2 (File nos. 333-126526 and 333-131106). We have used or intend to use the proceeds from these issuances for general corporate purposes.

Item 27.  Exhibits.

		Filed with	Incorporated by Reference
Exhibit No.	Description	this Form SB-2	Form	Filing Date	Exhibit No.
2.1	Agreement and Plan of Merger dated December 31, 2004 with True To Form, Limited, TTF Acquisition Corp. and Mark J. Allen		8-K	January 6, 2005	2.1
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation		8-K	June 15, 2004	3.1
3.2	Amended and Restated Certificate of Incorporation		S-1	September 18, 1996	3.1

3.3	Certificate of Amendment to Certificate of Incorporation		10-QSB	May 17, 2006	3.14

3.4	Amended and Restated By-Laws		S-1	September 18, 1996	3.2
3.5	Certificate of Designation, Rights, Preferences, Qualifications, Limitations and Restrictions of Series A Convertible Preferred Stock		S-1/A	January 29, 1998	3.3

3.6	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock		8-K	June 15, 2004	3.2

3.7	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock	10-K	March 31, 1999	10.49

3.8	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock	8-K	June 15, 2004	3.4

3.9	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock	S-1	May 10, 1999	3.5

3.10	Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock	S-1	May 10, 1999	3.6

3.11	Amended Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock	S-3	June 1, 2000	3.7

3.12	Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock	10-K	April 15, 2003	3.8

3.13	Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock	10-K	April 15, 2003	3.9

3.14	Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock	10-Q	October 29, 2003	3.1

3.15	Certificate of Designations, Preferences and Rights of Series I Convertible Preferred Stock	10-QSB	August 16, 2004	3.1

4.1	Specimen stock certificate	S-1	November 1, 1996	4.2
4.2	2% Secured Convertible Promissory Note issued to Southridge Capital Partners dated October 19, 2004	8-K	October 19, 2005	4.1

4.3	Form of 2% Secured Convertible Promissory Note issued to each of Colonial Fund LLC and Dean DeNuccio on October 22, 2004	8-K	October 22,2005	4.1

4.4	2% Secured Convertible Promissory Note dated December 3, 2004 issued to Deer Creek Fund, LLC	8-K	December 8, 2004	99.1

4.5	2% Secured Convertible Promissory Note issued to Woodward LLC	8-K	February 2, 2005	10.4

4.6	2% Secured Convertible Promissory Note issued to Southridge Partners LP on January 31, 2005	8-K	February 2, 2005	10.2

4.7	Nonnegotiable 2% Secured Convertible Promissory Note issued to Southridge Partners LP on March 2, 2005	8-K	March 7, 2005	4.2

4.8	Non-negotiable 2% Secured Convertible Promissory Note issued to Southridge Partners LP on April 11, 2005	8-K	April 15, 2005	4.2

4.9	Non-negotiable 2% Secured Convertible Promissory Note issued to Southridge Partners LP on May 12, 2005	8-K	May 17, 2005	4.2

4.10	Non-negotiable 2% Secured Convertible Promissory Note issued to MacNab LLC on June 14, 2005	8-K	June 20, 2005	4.1

4.11	Non-negotiable 2% Secured Convertible Promissory Note issued MacNab LLC on August 1, 2005	8-K	August 1, 2005	4.2

4.12	Non-negotiable 2% Secured Convertible Promissory Note issued MacNab LLC on September 14, 2005	8-K	September 14, 2005	4.2

4.13	Non-negotiable 2% Secured Convertible Promissory Note issued MacNab LLC on October 3, 2005	8-K	October 3, 2005	4.2

4.14	Form of Amendment to Promissory Notes issued to MacNab LLC	8-K	May 31, 2006	10.1

5.1	Opinion of Foley Hoag LLP*

10.1	Letter of Engagement with Trilogy Capital Partners, Inc. dated December 22, 2004	8-K	December 16, 2004	99.2

10.2	Securities Purchase Agreement dated October 19, 2004 between Global Matrechs, Inc. and Southridge Partners LP	8-K	October 19, 2004	99.1

10.3	Form of Securities Purchase Agreements dated October 22, 2004 between Global Matrechs, Inc. and each of Colonial Fund LLC and Dean DeNuccio	8-K	October 22, 2004	99.1

10.4	Securities Purchase Agreement dated December 3, 2004 between Global Matrechs, Inc. and Deer Creek Fund, LLC	8-K	December 8, 2004	99.3

10.5	Second Securities Purchase Agreement dated April 11, 2005 between Global Matrechs, Inc. and Southridge Partners LP	8-K	April 15, 2005	10.1

10.6	Securities Purchase Agreement dated May 12, 2005 between Global Matrechs, Inc. and Southridge Partners LP	8-K	May 17, 2005	10.1

10.7	Securities Purchase Agreement dated June 14, 2005 between Global Matrechs and MacNab LLC	8-K	July 11, 2005	10.1

10.8	Private Equity Credit Agreement dated July 5, 2005 with Brittany Capital Management Limited	8-K	July 11, 2005	10.1

10.9	Registration Rights Agreement dated July 5, 2005 with Brittany Capital Management Limited	8-K	June 30, 2005	10.2

10.10	Employment Agreement between Global Matrechs and Mark Allen dated January 31, 2005		10-QSB	August 22, 2005	10.13

10.11	Security Agreement between True To Form, Limited, Mark Allen and Global Matrechs, Inc. dated December 31, 2004		8-K	January 6, 2005	10.2

10.12	Collateral Pledge Agreement dated as of December 31, 2004 is made by Global Matrechs, Inc. in favor of Mark Allen		8-K	January 6, 2005	10.4

10.13	Second Securities Purchase Agreement dated January 31, 2005 between Global Matrechs, Inc. and Southridge Partners LP		8-K	February, 2005	10.1

10.14	Exchange Agreement between Global Matrechs and Woodward LLC dated January 31, 2005		8-K	February 4, 2005	10.3

10.15	Securities Purchase Agreement dated August 1, 2005 between Global Matrechs, Inc. and MacNab LLC		8-K	August 1, 2005	10.1

10.16	Securities Purchase Agreement dated September 14, 2005 between Global Matrechs, Inc. and MacNab LLC		8-K	September 14, 2005	10.1

10.17	Securities Purchase Agreement dated October 3, 2005 between Global Matrechs, Inc. and MacNab LLC		8-K	October 3, 2005	10.1

10.18	Stock Purchase Agreement dated December 29, 2005 between Global Matrechs, Inc., Mark Allen, and True to Form Limited, Inc.		8-K	January 6, 2006	10.1

10.19	Promissory Note issued to Global Matrechs, Inc. by True to Form Limited, Inc.		8-K	January 6, 2006	10.2

10.20	Private Equity Credit Agreement dated January 10, 2006 with Brittany Capital Management Limited		8-K	January 13, 2006	10.1

10.21	Registration Rights Agreement dated January 10, 2006 with Brittany Capital Management Limited		SB-2	January 18, 2006	10.21

16.1	Letter of Sherb & Company, LLP		8-K	May 4, 2006	16.1

23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)*
23.2	Consent of Sherb & Co., LLP	X
24.1	Power of Attorney (included in signature page)*
*  Previously Filed.

Item 28.  Undertakings.

(a)    The undersigned registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(c)    Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Ridgefield State of Connecticut on August 22, 2006.

GLOBAL MATRECHS, INC.

By:	/s/ Michael Sheppard

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: August 22, 2006	By:	/s/ Michael Sheppard
Michael Sheppard
Title: President, Chief Executive Officer, Chief Operating Officer and acting Chief Financial Officer (principal executive officer; principal financial and accounting officer), Director

Date: August 22, 2006	By:	/s/ K.I.F. Gothner
Title: Director

Date: August 22, 2006	By:	/s/ Thomas L. Folsom
Thomas L. Folsom Title: Director